Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-238057

The information in this preliminary prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This preliminary prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated May 7, 2020)

$100,000,000

    % Convertible Senior Notes due 2025

Offering Price     %

We are offering $100,000,000 aggregate principal amount of our    % convertible senior notes due 2025 (the “notes”). In addition, we have granted the underwriter an option, exercisable for a period of 30 days from the date of this prospectus supplement, to purchase up to an additional $15,000,000 aggregate principal amount of notes, solely to cover over-allotments. The notes will mature on May 1, 2025, unless earlier repurchased, redeemed or converted.

Two of our stockholders, Golden Harbor Ltd. and North Sound Trading, L.P. (the “Participating Stockholders”), each have agreed to exchange our 5.50% convertible senior notes due 2022 (the “2022 Notes”) that they currently hold (representing an aggregate of $44,816,000 principal amount of 2022 Notes) for an aggregate of $         in cash and $75,000,000 principal amount of our    % convertible senior notes due 2025 in concurrent private exchange transactions that are expected to close immediately following this offering of notes (the “Private Exchange Transactions”). We refer to any of our    % convertible senior notes due 2025 issued to the Participating Stockholders in the Private Exchange Transactions as the “Participating Stockholder notes.” The Participating Stockholder notes will constitute part of the same series as the notes offered hereby, may initially be issued in certificated form, will initially not be fungible with the notes offered hereby (and will initially have a separate CUSIP number) and will be subject to certain transfer restrictions that are not applicable to the notes offered hereby. In particular, the Participating Stockholder notes will not become freely transferable until twelve months following their sale by the Participating Stockholders to a non-affiliate of ours unless sold in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to Rule 144 under the Securities Act. We have agreed to register the Participating Stockholder notes and expect that notes sold under the related registration statement will be fungible with the notes offered hereby. This offering is not conditioned upon the closing of the Private Exchange Transactions, but the Private Exchange Transactions are conditioned upon the closing of this offering.

We will pay interest on the notes at an annual rate of     %, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2020.

Noteholders may convert their notes at their option at any time until the close of business on the scheduled trading day immediately before the maturity date. Upon conversion of the notes, we will deliver for each $1,000 principal amount of notes converted a number of shares of our common stock (together with cash in lieu of any fractional share) equal to the conversion rate. Consistent with our intent to preserve the availability of our net operating loss carryforwards under the Internal Revenue Code of 1986, as amended (the “Code”), beneficial owners of the notes will be subject to a conversion limitation described herein.

The initial conversion rate is                shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $        per share, and is subject to adjustment as described in this prospectus supplement. If a “make-whole fundamental change” (as defined in this prospectus supplement) occurs, then we will in certain circumstances increase the conversion rate for a specified period of time. Holders who convert their notes may also be entitled to receive under certain circumstances an interest make-whole payment payable, at our election, in either cash or shares of our common stock (together with cash in lieu of any fractional share).

The notes will be redeemable, in whole or in part, at our option at any time, and from time to time, on or after May 6, 2023 and on or before the          scheduled trading day before the maturity date, at a cash

redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date but only if the last reported sale price per share of our common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (2) the trading day immediately before the date we send such notice.

If a “fundamental change” (as defined in this prospectus supplement) occurs at any time prior to the maturity date, then, except as described in this prospectus supplement, noteholders may require us to repurchase their notes at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The notes will be our general unsecured obligations and will: rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; rank equal in right of payment with all of our indebtedness that is not so subordinated, including our 2022 Notes; effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles, or GAAP).

No public market currently exists for the notes, and we do not intend to apply to list the notes on any securities exchange or for quotation on any inter-dealer quotation system. Our common stock is listed on The Nasdaq Global Select Market under the symbol “INSG.” On May 6, 2020, the last reported sale price of our common stock was $11.70 per share.

	Per note	Total
Public offering price(1)	$	$
Underwriting discount(2)	$	$
Proceeds, before expenses, to us	$	$

(1)	Plus accrued interest, if any, from May , 2020.
(2)	See “Underwriting” for additional disclosure regarding underwriting discounts and commissions and estimated expenses.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-15.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of the notes or the shares of our common stock, if any, issuable upon the conversion of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company on or about                     , 2020.

Sole Book-Running Manager
Stifel

The date of this prospectus supplement is                      , 2020.

In deciding whether to purchase the notes, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus we authorize for use in connection with this offering. Neither we nor the underwriter has authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it.

You should not assume that the information included or incorporated by reference in this prospectus supplement or the accompanying prospectus or any related free writing prospectus we authorize for use in connection with this offering is accurate as of any date other than the respective dates of the documents in which the information is contained. Our business, financial condition, results of operations and prospects could have changed since those dates.

You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be legal, tax or investment advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding any purchase of the notes. Neither we nor the underwriter makes any representation regarding the legality of an investment in the notes by any person under applicable investment or similar laws.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to purchase any notes in any jurisdiction or to any person where the offer or solicitation is not permitted.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts and is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If there is a difference between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

We have not, and the underwriter has not, authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We take, and the underwriter takes, no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus, along with any authorized free writing prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of notes. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, any authorized free writing prospectus, and the additional information described under “Where You Can Find Additional Information” in this prospectus supplement and in the accompanying prospectus, before investing in our securities.

Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement, the accompanying prospectus and any such free writing prospectus applicable to that jurisdiction.

This document has been prepared on the basis that any offer of securities in any relevant European Economic Area member state will be made pursuant to an exemption under European prospectus law from the requirement to publish a prospectus for offers of securities and does not constitute an offer to or solicitation of anyone to purchase securities in any jurisdiction in which such offer or solicitation is not authorized, nor to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectuses we have authorized for use in connection with this offering, include trademarks, service marks and trade names owned by us or other companies. “Inseego”, the Inseego logo, “DigiCore”, “Novatel Wireless”, the Novatel Wireless logo, “MiFi”, “MiFi Intelligent Mobile Hotspot”, “Ctrack”, the Ctrack logo, “Inseego North America”, and “Skyus” are trademarks or registered trademarks of Inseego and its subsidiaries. Other trademarks, trade names or service marks included or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectuses we have authorized for use in connection with this offering, are the property of their respective owners.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, and does not contain all of the information that you need to consider in making your investment decision. This prospectus supplement and the accompanying prospectus include information about the securities that we are offering, as well as information regarding our business. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, our filings with the SEC and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety. You should carefully consider the information set forth under “Risk Factors” beginning on page S-15 of this prospectus supplement and in our other SEC filings before making your investment decision.

Inseego Corp.

Overview

Inseego is a leader in the design and development of fixed and mobile wireless solutions (advanced 4G and 5G New Radio (“5GNR”)), Internet of Things (“IoT”), Industrial IoT (“IIoT”) and cloud solutions for large enterprise verticals, service providers and small and medium-sized businesses around the globe. Our customers include wireless service providers, Fortune 500 enterprises, consumers, governments and first responders. Our product portfolio consists of fixed and mobile device-to-cloud solutions that provide compelling, intelligent, reliable and secure end-to-end IoT services with deep business intelligence. Inseego’s products and solutions, designed and developed in the U.S., power mission critical applications with a “zero unscheduled downtime” mandate, such as our 5G fixed wireless access (“FWA”) gateway solutions, 4G and 5G mobile broadband, IIoT applications such as SD WAN failover management, asset tracking and fleet management services. Our solutions are powered by our key wireless innovations in mobile and FWA technologies, including a suite of products employing the 5GNR standards and purpose-built software-as-a-service (“SaaS”) cloud platforms.

We have been at the forefront of the ways in which the world stays connected and accesses information, and protects and derives intelligence from that information. With multiple first-to-market innovations across a number of wireless technologies, including 5G, and a strong and growing portfolio of hardware and software innovations for IIoT solutions, Inseego has been advancing technology and driving industry transformations for over 30 years. It is this proven expertise, commitment to quality, obsession with innovation and a relentless focus on execution that makes us a preferred global partner of service providers, distributors, value-added resellers, system integrators, and enterprises worldwide.

Industry Trends

For over two decades the mobile industry has experienced tremendous advancements and growth. As the largest technology platform in the world, mobile connectivity has changed the way we work, the way we live and the way we connect with each other. The scale and pace of innovation in mobile technology, especially around connectivity and computing capabilities, is also impacting industries beyond traditional wireless.

Looking forward, Inseego is working with leading global service providers and enterprises in the mobile and FWA ecosystems to further develop, commercialize and accelerate the availability of 5G NR based solutions, which represents the next generation of mobile technology. 5G has been coined “the 4th industrial revolution” due to the richness of use cases targeted, and refers to 5G NR, which is the standard adopted by the 3rd Generation Partnership Project (“3GPP”), an international consortium responsible for the development of mobile standards. 5G has been designed to support multi-gigabit data rates, sub-millisecond network latency and wider spectrum bandwidths. Incorporating many of the innovations developed for 4G LTE, 5G is also expected to be scalable and adaptable across a variety of use cases, which include, among others, empowering new industries and services, such as autonomous vehicles, telemedicine, live ultra-high definition video streaming, cloud gaming, edge computing, and countless industrial applications such as augmented reality and robotics for smart manufacturing.

The widespread adoption of IoT in enterprise applications, including the manufacturing, agriculture, industrial automation, retail and healthcare industry sectors, among others, along with an increasing dependence on smartphone applications and always-connected computers, and the constraints of 4G LTE technology are prompting mobile network operators to embark on an accelerated rollout of 5G communications to keep pace with expected network demands. As the fifth-generation wireless broadband technology, 5G NR is based on the 3GPP Release 15 standard. The key operating ranges for 5G spectrum globally are in the sub-6 GHz (below 6 GHz), and millimeter wave (28 GHz and 39 GHz bands), with speed offerings greater than 1 Gigabit (“Gb”) per second and sub-millisecond latency, providing better coverage and signaling efficiency. Networks utilizing 5G technology are expected to deploy meaningfully in 2020 and beyond. According to coverage maps posted on each carrier’s website, as of April 2020, Verizon Wireless’ commercial 5G network was live in 34 cities (with San Diego in progress to go live this year), AT&T’s reached 120 million people and T-Mobile/Sprint’s reached 200 million people.

The growing demand for high speed data, increased demand for machine-to-machine communications and low latency requirements for new applications are key factors contributing to the growth of the 5G. 4G LTE is expected to continue to operate alongside 5G as a major part of the wireless ecosystem. Based on industry reports, such as GSMA’s Intelligence report on The 5G era in the US, we believe that 4G and 5G networks will coexist and remain complementary for many years. This means that operators will be able to service a significant share of the data traffic on 4G networks, leaving 5G with the dual remit of absorbing overflow capacity and underpinning consumer and enterprise services that require higher speeds and/or lower latency. As such, most 5G devices are expected to include multimode support for 4G and Wi-Fi, enabling service continuity where 5G has yet to be deployed and simultaneous connectivity across 4G and Wi-Fi technologies, while also allowing mobile operators to utilize current network deployments. At the same time, 4G is expected to continue to evolve in parallel with the development of 5G and become fundamental to many of the key 5G technologies, such as support for unlicensed spectrum, gigabit LTE user data rates (currently available from Inseego) and cellular IoT with connectivity designed to meet the needs of ultra-low power and low cost applications.

Further, based on GSMA’s November 2019 paper titled Internet of Things in the 5G Era, we expect that the number of IoT connections could grow to 25.2 billion by 2025. Based on reports such as those by GSMA Intelligence, we believe that 5G will bring a number of enhanced benefits not available using 4G networks including massive numbers of both fixed and mobile wireless devices with differing speed, bandwidth and quality of service demands, allowing the networks to provide support for “massive numbers of IoT devices and wireless edge technologies” for use cases including manufacturing, augmented and virtual reality, and autonomous vehicles.

As a core member of the 5G ecosystem, we continue to work closely with wireless operators, chipset suppliers and infrastructure vendors around the world on 5G developments and trials in preparation for commercial network launches. We are currently working with 11 wireless carriers globally and are involved in 21 5G trials, which could provide access to over 600 million wireless subscribers. Beyond 2020, over 50 wireless operators are contemplating commercial 5G network launches—potentially providing 5G access to over 2 billion wireless subscribers. According to Ericsson’s Mobility Report November 2019 Edition, this migration to 5G is roughly twice as fast as that of previous wireless generations, and we are increasingly diversifying our business as this 5G opportunity comes into realization and our addressable market expands.

The adoption of IoT technology continues to grow as companies across a wide range of industries are leveraging cellular IoT technologies to increase efficiency, gain better customer insights, facilitate compliance and build new business models. IoT growth is expanding broadly, and adoption is particularly strong in the telematics and transportation industries and in IIoT markets such as smart city infrastructure, utilities and energy management. We are building IoT capabilities by leveraging business models that monetize usage on most major carrier networks. We have developed IoT solutions that address key market needs for asset tracking applications, telematics, SD WAN failover management, retail, remote monitoring and various other industrial automation applications. In addition, our cloud solutions can turn the data that our solutions provide into actionable insights for our customers so they can develop new services and create revenue growth.

Since January 1, 2020, demand has significantly increased for products and services in our industry, driven by an increase in the number of professionals globally that are working from home. We are continually looking for ways to capitalize on this increased demand.

Our Strategy

Our objective is to be a leader in high performance 5G fixed, mobile, and IIoT device-to-cloud solutions for large enterprise verticals, service providers and small and medium-sized businesses around the globe. We will meet this objective through innovations we are driving in IIoT, fixed, mobile and SaaS technologies. In furtherance of that objective, we will continue to focus on developing mission critical enterprise applications with a “zero unscheduled downtime” mandate, such as mobile and fixed broadband, industrial IoT, SD WAN failover management, asset tracking and fleet management services. Our solutions will be powered by our key innovations in IoT, purpose-built SaaS platforms and advanced mobile technologies, including emerging 5G NR.

The key elements of our strategy are to:

•

Capitalize on our direct relationships with wireless operators, original equipment manufacturers (“OEMs”) and component suppliers. We intend to continue to capitalize on our direct and long-standing relationships with wireless operators, OEMs and component suppliers in order to strengthen our worldwide market position, using these long standing relationships to springboard both the expansion of the 4G and 4G LTE platforms globally, and influence the adoption of our 5G NR products around the world.

•

Expand our IoT solutions portfolio by leveraging our core mobile technologies and platforms developed for our mobile portfolio. We intend to expand our IoT solutions portfolio with end-to-end solutions that include cutting-edge devices based on the latest mobile technologies and cloud solutions.

•

Aggressively expand our go-to-market offerings through sales and marketing expansion, channel development and strategic partnerships. We intend to expand our go-to-market IoT, mobile and cloud offerings in North America as well as in international markets.

•

Improve SaaS solution penetration. Through our Ctrack telematics and asset tracking platform and subscription management solutions, we provide customers around the world with actionable insights and workflow efficiencies with high security from our cutting-edge cloud platforms.

•

Increase the value of our offerings. As we seek to capitalize on potential growth opportunities, we continue to develop cutting edge IoT, mobile and cloud solutions, with specific focus on end-to-end solutions that enable the best IoT and mobile experience for our customers. In addition, our complete portfolio of advanced 4G solutions in conjunction with our new 5G solution portfolio opens us up to larger worldwide potential markets. Finally, continued investment within both edge devices and cloud platform solutions in predictive analytics, machine learning, and edge intelligence should expand our market opportunities.

Our Sources of Revenue

We provide intelligent wireless 3G, 4G and 5G hardware products for the worldwide mobile communications and IIoT markets. Our hardware products address multiple vertical markets including private LTE/5G networks, the First Responder Network Authority/FirstNet, SD-WAN, telematics, remote monitoring and surveillance, and fixed wireless access and mobile broadband devices. Our broad range of products principally includes intelligent 4G and 5G fixed wireless routers and gateways, and mobile hotspots, and wireless gateways and routers for IIoT applications, Gb speed 4G LTE hotspots and USB modems, and integrated telematics and mobile tracking hardware devices, which are supported by applications software and cloud services designed to enable customers to easily analyze data insights and configure/manage their hardware remotely. Our products currently operate on most major global cellular wireless networks. Our mobile hotspots sold under the MiFi brand have been sold to millions of end users, and provide subscribers with secure and convenient high-speed access to corporate, public and personal information through the Internet and enterprise networks. Our wireless standalone and USB modems and gateways allow us to address the rapidly growing and underpenetrated IoT market segments. Our telematics and mobile asset tracking hardware devices collect and control critical vehicle data and driver behaviors, and can reliably deliver that information to the cloud, all managed by our services enablement platforms.

Our MiFi customer base is comprised of wireless operators to whom we provide intelligent fixed and mobile wireless devices. These wireless operators include Verizon Wireless, AT&T, and Sprint in the United States, Rogers in Canada, Telstra in Australia, as well as other international wireless operators, distributors and various companies in other vertical markets and geographies.

We sell our wireless routers for IIoT, integrated telematics and mobile tracking hardware devices through our direct sales force, value-added resellers and through distributors. The customer base for our IIoT products is comprised of transportation companies, industrial enterprises, manufacturers, application service providers, system integrators and distributors in various industries, including fleet and vehicle transportation, aviation ground service management, energy and industrial automation, security and safety, medical monitoring and government. Integrated telematics and asset tracking devices are also sold under our Ctrack brand and provided as part of our integrated SaaS solutions.

Inseego sells SaaS, software and services solutions across multiple mobile and IIoT vertical markets, including fleet management, vehicle telematics, stolen vehicle recovery, asset tracking, monitoring, business connectivity and subscription management. Our SaaS platforms are device-agnostic and provide a standardized, scalable way to order, connect and manage remote assets and to improve business operations. The platforms are flexible and support both on-premise server or cloud-based deployments and are the basis for the delivery of a wide range of IoT services in multiple industries.

Our SaaS delivery platforms include our Ctrack platforms, which provide fleet, vehicle, aviation, asset and other telematics applications, and our Device Management Solutions, a hosted SaaS platform that helps organizations manage the selection, deployment and spend of their wireless assets by helping them to save money on personnel and telecom expenses.

For the years ended December 31, 2019 and 2018, Inseego’s total net revenues were $219.5 million and $202.5 million, respectively.

Our Business

IoT and Mobile Business

Our IoT business focuses on addressing applications for a variety of markets including large enterprise verticals and IIoT markets. These applications include, among others, smart city infrastructure management, remote monitoring and control, SD WAN failover and enterprise connectivity. Our Skyus branded wireless gateways, routers and modems serve as connectivity solutions for the rapidly growing and underpenetrated IoT market segments. Worldwide IoT spending is expected to increase at a 13% compound annual growth rate between 2019 and 2023, surpassing $1.1 trillion (as reported by the International Data Corporation, 2019). With many enterprise customers using our solutions, we believe that we already have a solid footing in this market. We are continuing to invest and grow this portfolio to realize the opportunities in the growing IoT market.

Our mobile business has been driving advanced mobile technologies for a multitude of consumer and enterprise applications for over 20 years. In the 2000s, Inseego invented mobile hotspots sold under the MiFi brand. During the 2010s, Inseego’s was a leader in the 4G mobile hotspot market—delivering the highest 4G mobile hotspot performance in the market. In 2019, Inseego developed and produced the world’s first 5G mobile hotspot, which provides download speeds at least 58% faster than those of our competitors, according to internal testing results.

Our mobile business product portfolio consists of intelligent mobile broadband solutions, HD quality VoLTE products, residential 4G gateways and an advanced 5G portfolio of products (currently in various stages of development). Our mobile broadband solutions, sold under the MiFi brand, are actively used by millions of end users annually to provide secure and convenient high-speed access to corporate, public and personal information through the Internet and enterprise networks. The introduction of 5G technology is rapidly expanding new enterprise and consumer market use cases and opportunities, including residential broadband gateways, industrial automation, massive machine connectivity and autonomous vehicles. We believe we are strategically well placed to realize the opportunity for 5G and we are focused on developing a comprehensive portfolio of 5G products for fixed and mobile wireless applications.

Telematics and Asset Tracking Business

Inseego entered the telematics software and services industry through the acquisition of Digicore Holdings Limited (which was renamed Ctrack Holdings (Pty) Ltd (“Ctrack”)) in October 2015. Ctrack was founded in South Africa in 1985, and today Ctrack operations span over 43 countries on five continents. Through a series of global acquisitions and mergers, the Ctrack group broadened its international reach by expanding into the United Kingdom, Europe, Australia/New Zealand and the United States, and using distributors in emerging markets such as Asia and the balance of the African continent.

With more than 30 years of experience, we are recognized as a leading global provider of advanced fleet management telematics and asset tracking solutions that add value to a global base of customers. We design, develop and sell a robust range of asset management and monitoring systems using GPS satellite positioning, advanced cellular communications and advanced sensory technologies. The result is innovative solutions ranging from basic track-and-trace, with stolen vehicle response services, to complete integrated enterprise-level solutions for large fleet owners across the globe.

We believe that our continued emphasis on development of next-generation products keeps Ctrack ahead of the market, meeting demands for value-added, flexible, feature-rich and cost-effective technology across multiple market verticals. Our solutions, coupled with a proven track record in the successful implementation and support of projects of all sizes worldwide, provide Ctrack with a competitive edge with respect to attracting and retaining customers.

Key Partners and Customers

We have strategic technology, development and marketing relationships with several of our customers and partners. Our strong customer and partner relationships provide us with the opportunity to expand our market reach and sales. We partner with leading OEMs, wireless telecom service providers, wireless network infrastructure providers such as Ericsson and Nokia, value-added resellers and distributors which allows us to offer customers integrated and holistic solutions. Ctrack uses leading cellular providers such as AT&T, Sprint, T-Mobile, Vodafone, MTN, Telstra and Optus to ensure the optimal real-time visibility of tracked vehicles and systems, supported by accurate and sophisticated mapping services such as the HERE Open Location Platform.

Customers for our products include transportation companies, industrial companies, governmental agencies, manufacturers, application service providers, system integrators and distributors and enterprises in various industries, including fleet and vehicle transportation, finance, accounting, legal, insurance, energy and industrial automation, security and safety, medical monitoring and government.

Our telematics customer base is comprised of wireless operators, distributors, OEMs and various companies in other vertical markets. Fleet management customers include global enterprises such as BHP Billiton, Super Group, Mammoet and Australia Post. Our customers for our business connectivity products include EnerNOC, Thermo Fisher Scientific, US Army, Fastenal, T-Mobile, Sprint and Verizon Wireless, amongst others. Our customers for our device management solutions include T-Mobile and Sprint.

A significant portion of our revenue during the year ended December 31, 2019 came from one customer, Verizon Wireless, which represented approximately 53% of our total revenues for the year ended December 31, 2019. It is our intention to diversify our customer base.

Manufacturing and Operations

The hardware used in our solutions is produced by contract manufacturers. Our primary contract manufacturers include Hon Hai Precision Industry Co., Ltd. (“Foxconn”) and Inventec Appliance Corporation (IAC), each of whom manufactures our product outside of mainland China. Under our manufacturing agreements, such contract manufacturers provide us with services including component procurement, product manufacturing, final assembly, testing, quality control and fulfillment. These contract manufacturers are located in Asia and are able to produce our products using modern state-of-the-art equipment and facilities with relatively low-cost labor.

We outsource our manufacturing in an effort to:

•	focus on our core competencies of design, development and marketing;

•	minimize our capital expenditures and lease obligations;

•	realize manufacturing economies of scale;

•	achieve production scalability by adjusting manufacturing volumes to meet changes in demand; and

•	access best-in-class component procurement and manufacturing resources.

Our operations team manages our relationships with the contract manufacturers as well as other key suppliers. Our operations team focuses on supply chain management and logistics, product quality, inventory and cost optimization, customer fulfillment and new product introduction. We develop and control the software that goes on our devices

Recent Developments

As of December 31, 2019, on a consolidated basis, we had $152.8 million aggregate principal amount of debt outstanding, $47.5 million aggregate principal amount of which was secured by a first priority lien on substantially all of our assets and the assets of certain of our subsidiaries, subject to certain exceptions and permitted liens. During the first quarter of 2020, we exchanged $59.9 million aggregate principal amount of our outstanding 2022 Notes for 13,688,876 shares of our common stock and $250,000 aggregate principal amount of our outstanding 5.50% convertible senior notes due 2020 (the “Novatel Wireless Notes” and, together with the 2022 Notes, the “Prior Notes”) for 50,000 shares of our common stock (collectively, the “Exchanges”). Following the Exchanges, there were $45.0 million aggregate principal amount of 2022 Notes outstanding and no Novatel Wireless Notes outstanding.

On March 6, 2020, we completed a private placement of 25,000 shares of our Series E Preferred Stock, for an aggregate purchase price of $25.0 million, in accordance with the terms and provisions of a securities purchase agreement by and among us and an accredited investor.

On March 10, 2020, we entered into a letter agreement with South Ocean Funding, LLC (“South Ocean”), the holder of the aggregate principal amount currently outstanding under our credit agreement, dated August 23, 2017 (the “Credit Agreement”), among Inseego, certain of our direct and indirect subsidiaries (the “Guarantors”), Cantor Fitzgerald Securities, as administrative agent and collateral agent, and certain lenders (the “Lenders”) which provides: (i) that we and South Ocean will work together, in good faith, to reach an agreement to amend or refinance the Credit Agreement in order to extend the maturity of the Credit Agreement until a date after March 15, 2021; and (ii) should an agreement not be reached to amend or refinance the Credit Agreement prior to August 23, 2020, upon our request, the maturity date of the Credit Agreement will be extended to no earlier than March 15, 2021.

On March 31, 2020, we issued 2,330 shares of our Series E Preferred Stock to South Ocean in satisfaction of certain deferred interest obligations pursuant to the terms and conditions of our Credit Agreement (the “Interest Exchange”), as described under “Description of Other Indebtedness—Long-Term Debt—Term Loan.”

As of March 31, 2020, on a consolidated basis, we had cash and cash equivalents of $30.5 million and $92.6 million aggregate principal amount of debt outstanding, substantially all of which was held by related parties.

Corporate Information

Inseego is a Delaware corporation formed in 2016 and is the successor to Novatel Wireless, Inc., a Delaware corporation formed in 1996 (“Novatel Wireless”), resulting from an internal reorganization that was completed in November 2016. Our principal executive office is located at 12600 Deerfield Parkway, Suite 100, Alpharetta, Georgia 30004, our corporate offices are located at 9710 Scranton Road, Suite 200, San Diego, California 92121, and our sales and engineering offices are located throughout the world. Our general telephone number is (858) 812-3400. Inseego’s common stock trades on The Nasdaq Global Select Market under the trading symbol “INSG”.

We maintain an Internet website at www.inseego.com. We have included our website address in this prospectus supplement solely as an inactive textual reference. We do not incorporate the information on, or accessible through, our website into this prospectus supplement or accompanying prospectus, and you should not consider any information on or accessible through our website as part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms of the notes described below are subject to important limitations and exceptions that are described in more detail under the caption “Description of Notes.” As used in this section, “we,” “our” and “us” refer to Inseego Corp. and not to its subsidiaries.

Issuer	Inseego Corp., a Delaware corporation.

Notes	$100,000,000 aggregate principal amount of % convertible senior notes due 2025. We have granted the underwriter an option, exercisable for a period of 30 days from the date of this prospectus supplement, to purchase up to an additional $15,000,000 aggregate principal amount of notes, solely to cover over-allotments.

Ranking

The notes will be our general, unsecured obligations and will:

•  rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes;

•  rank equal in right of payment with all of our indebtedness that is not so subordinated, including the 2022 Notes;

•  effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•  rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP).

As of December 31, 2019, on a consolidated basis, we had $152.8 million aggregate principal amount of debt outstanding, $47.5 million aggregate principal amount of which was secured by a first priority lien on substantially all of our assets and the assets of certain of our subsidiaries, subject to certain exceptions and permitted liens.

During the first quarter of 2020, we exchanged $59.9 million aggregate principal amount of our outstanding 2022 Notes for 13,688,876 shares of our common stock and $250,000 aggregate principal amount of our outstanding Novatel Wireless Notes for 50,000 shares of our common stock. Following the Exchanges, there were $44,968,000 aggregate principal amount of 2022 Notes outstanding and no Novatel Wireless Notes outstanding.

As of March 31, 2020, on a consolidated basis, we had $92.6 million aggregate principal amount of debt outstanding, substantially all of which was held by related parties.

Maturity	May 1, 2025, unless earlier repurchased, redeemed or converted.

Interest	% per annum, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2020. In addition, special interest, if any, will accrue on the notes, at our election, as the sole remedy relating to the failure to comply with our reporting obligations, as described under “Description of Notes—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults.”

Conversion Rights

Noteholders may convert their notes at their option at any time until the close of business on the scheduled trading day immediately before the maturity date.

Upon conversion of a note, we will deliver for each $1,000 principal amount of converted notes a number of shares of our common stock (together with cash in lieu of any fractional share) equal to the conversion rate. The initial conversion rate is                 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $                 per share of our common stock, and is subject to adjustment as described in this prospectus supplement.

If a “make-whole fundamental change” (as defined in this prospectus supplement) occurs, then we will in certain circumstances increase the conversion rate for a specified period of time.

See “Description of Notes—Conversion Rights.”

Interest Make-Whole Payment	If the last reported sale price of our common stock for each of the five trading days immediately preceding a conversion date is greater than or equal to the last reported sale price of our common stock on the date this offering is priced, we will, in addition to the other consideration payable or deliverable in connection with any conversion of notes, make an interest make-whole payment to the converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted, using a discount rate equal to 1.0%.

We may pay any interest make-whole payment, at our election, in either cash or shares of our common stock (together with cash in lieu of any fractional share) provided, that in no event will the effective conversion price of the notes, after giving effect to any interest make-whole payment (whether paid in cash or shares of our common stock (together with cash in lieu of any fractional share)), be less than $            .

Notwithstanding the foregoing, if in connection with any conversion the conversion rate is adjusted as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change” herein, then such holder will not receive the interest make-whole payment with respect to such note.

See “Description of Notes—Interest Make-Whole Payment.”

Optional Redemption

The notes will be redeemable, in whole or in part, at our option at any time, and from time to time, on or after May 6, 2023 and on or before the          scheduled trading day before the maturity date, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of our common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (2) the trading day immediately before the date we send such notice.

See “Description of Notes—Optional Redemption.”

Repurchase at the Option of the Noteholders after a Fundamental Change

If a “fundamental change” (as defined in this prospectus supplement) occurs at any time prior to the maturity date, then, except as described in this prospectus supplement, noteholders may require us to repurchase their notes at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.”

Trustee, Paying Agent and Conversion Agent	Wilmington Trust, National Association.

No Public Market	The notes are a new class of securities for which no public market currently exists. We do not intend to apply to list the notes on any securities exchange or for quotation on any inter-dealer quotation system. Accordingly, a liquid market for the notes may never develop. The underwriter has advised us that it intends to make a market in the notes. However, it is not obligated to do so and may discontinue any market-making activity at any time and without notice.

Nasdaq Global Select Market Symbol	Our common stock is listed on The Nasdaq Global Select Market under the symbol “INSG.” On May 6, 2020, the last reported sale price of our common stock was $11.70 per share.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million (or approximately $ million if the underwriter fully exercises its over-allotment option), after deducting the underwriter’s discounts and commissions and our estimated offering expenses. We intend to use approximately $49.3 million of the net proceeds from this offering to repay in full and terminate our existing Credit Agreement, approximately $2.3 million to repurchase the Series E Preferred Stock issued to South Ocean pursuant to the Interest Exchange, and $ million to pay the aggregate cash amount due to the Participating Stockholders under the Private Exchange Transactions. We intend to use the remainder of the net proceeds for general corporate purposes. See “Use of Proceeds.” Related parties currently hold 100% of the outstanding principal amount under our existing Credit Agreement, and substantially all of the outstanding principal amount under our 2022 Notes, including the 2022 Notes to be exchanged in the Private Exchange Transactions.

Risk Factors	Investing in the notes involves risks. See “Risk Factors.”

Material U.S. Federal Income Tax Considerations	For a description of material U.S. federal income tax consequences of purchasing, owning and disposing of the notes and shares of our common stock, if any, issuable upon the conversion of the notes, see “Material U.S. Federal Income Tax Considerations.”

Book-Entry Form

We will initially issue the notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), without interest coupons, which we will deposit with the trustee as custodian for DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book Entry, Settlement and Clearance.”

The Participating Stockholder notes may initially be issued in certificated form.

Ownership Limitation

We have significant net operating losses (“NOLs”) that we can use in certain circumstances to offset current and future earnings and thus potentially reduce our U.S. federal and certain state income tax liabilities, subject to certain requirements and restrictions. If we experience an ownership change as defined under Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), however, our ability to use the NOLs would be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset. In order to help preserve the use of our NOLs, holders of notes will be subject to a conversion limitation as described herein. See “Description of Notes—Conversion Rights—Conversion Limitation.” In addition, to the extent a holder of notes receives our common stock upon conversion thereof, such holder will be subject to the Rights Agreement, dated January 22, 2018, between us and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (as may be amended from time to time, the “Rights Agreement”), that was approved by our stockholders at our 2018 Annual Meeting of Stockholders and described in “Description of Capital Stock—Common Stock” of the accompanying prospectus.

See “Risk Factors—Risks Related to the Notes and this Offering—Beneficial owners of notes cannot receive shares of our common stock upon conversion of their notes in excess of the amount described below while the Section 382 conversion blocker is in effect with respect to such notes” and “Risk Factors—Risks Related to the Notes and this

Offering—Our ability to use our net operating loss and tax credit carryforwards may be limited, which could result in our payment of income taxes earlier than if we were able to fully utilize our net operating loss and tax credit carryforwards. To the extent we elect to deliver shares of our common stock to a holder upon conversion, if any, of the notes, such holder would be subject to our Rights Agreement.”

Private Exchange Transactions	Each of the Participating Stockholders has agreed to exchange the 2022 Notes that they currently hold (representing an aggregate of $44,816,000 principal amount of 2022 Notes) for an aggregate of $ in cash and $75,000,000 aggregate principal amount of % convertible senior notes due 2025 in concurrent private exchange transactions that are expected to close immediately following this offering of notes. The Participating Stockholder notes will constitute part of the same series as the notes offered hereby, may initially be issued in certificated form, will initially not be fungible with the notes offered hereby (and will initially have a separate CUSIP number) and will be subject to certain transfer restrictions that are not applicable to the notes offered hereby. In particular, the Participating Stockholder notes will not become freely transferable until twelve months following their sale by the Participating Stockholders to a non-affiliate of ours unless sold in a transaction registered under the Securities Act or pursuant to Rule 144 under the Securities Act. This offering is not conditioned upon the closing of the Private Exchange Transactions, but the Private Exchange Transactions are conditioned upon the closing of this offering. We will not receive any cash proceeds from the Participating Stockholders in connection with the Private Exchange Transactions. James Avery, a member of our board of directors, serves as a Vice President of Golden Harbor Ltd., and Brian Miller, a member of our board of directors, is a principal of North Sound Trading, L.P. The 2022 Notes are not currently convertible pursuant to the terms of the 2022 Indenture (as defined below); however, the terms of the Private Exchange Transactions are subject to approval by an independent committee of our board of directors.

Pursuant to the terms of a registration rights agreement to be entered into between us and the Participating Stockholders, we will agree to file a registration statement with the SEC, promptly following the closing date of the Private Exchange Transactions, in order to effect a registration for resale by the Participating Stockholders of the Participating Stockholder notes and any shares of common stock issuable upon conversion of the Participating Stockholder notes. We expect that notes sold under such registration statement will be fungible with the notes offered hereby.

Until the Participating Stockholder notes become freely tradeable, we expect the Participating Stockholder notes to trade, if at all, separately from the notes offered hereby, and we cannot assure you that the Participating Stockholder notes will ever trade with the notes offered hereby.

Following the closing of the Private Exchange Transactions, there will be $152,000 aggregate principal amount of 2022 Notes outstanding.

Unless otherwise indicated, all information in this prospectus supplement assumes:

•	that the underwriters do not exercise their over-allotment option to purchase up to $15,000,000 principal amount of additional notes; and

•	no options, restricted stock units, warrants, or shares of capital stock were issued or converted after December 31, 2019.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you decide to invest in our securities, you should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, and in our filings with the SEC that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of such risks actually occurs, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

Risks Related to the Notes and This Offering

Our indebtedness and liabilities could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the notes.

As of December 31, 2019, on a consolidated basis, we had $152.8 million aggregate principal amount of debt outstanding, which included the 2022 Notes, the Novatel Wireless Notes and $47.5 million aggregate principal amount of indebtedness secured by a first priority lien on substantially all of our assets and the assets of certain of our subsidiaries, subject to certain exceptions and permitted liens. During the first quarter of 2020, we exchanged $59.9 million aggregate principal amount of our 2022 Notes for 13,688,876 shares of common stock and $250,000 aggregate principal amount of our Novatel Wireless Notes for 50,000 shares of common stock. Following the Exchanges, there was $45.0 million aggregate principal amount of 2022 Notes outstanding and no Novatel Wireless Notes outstanding. As of March 31, 2020, on a consolidated basis, we had $92.6 million aggregate principal amount of debt outstanding, substantially all of which was held by related parties.

We will incur $100,000,000 aggregate principal amount (or, if the underwriter fully exercises its over-allotment option to purchase additional notes, $115,000,000 aggregate principal amount) of additional indebtedness as a result of this offering. After giving effect to the issuance of the notes (assuming no exercise of the underwriter’s over-allotment option to purchase additional notes), the use of proceeds therefrom as described in “Use of Proceeds” and the Private Exchange Transactions, as of March 31, 2020, on a consolidated basis, we would have had $                 aggregate principal amount of debt outstanding.

Our indebtedness could have significant negative consequences for our security holders and our business, results of operations and financial condition by, among other things:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•	limiting our flexibility to plan for, or react to, changes in our business;

•	diluting the interests of our existing stockholders as a result of issuing shares of our common stock upon conversion of the notes or the 2022 Notes; and

•	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts due under our indebtedness, including the notes and the 2022 Notes, and our cash needs may increase in the future. In addition, future indebtedness that we may incur may contain financial and other restrictive covenants that limit our ability to operate our business, raise capital or make payments under our other indebtedness. If we fail to comply with these covenants or to make payments under our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that and our other indebtedness becoming immediately payable in full.

We and our subsidiaries may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Subject to any restrictions contained in any agreements governing our future indebtedness, we and our subsidiaries may be able to incur substantial additional debt in the future, some of which may be secured debt. We will not be restricted under the terms of the base indenture and supplemental indenture governing the notes offered hereby, which we refer to herein as the “indenture,” and are not restricted under the terms of the base indenture and supplemental indenture governing the 2022 Notes, which we refer to herein as the “2022 indenture,” from incurring additional debt, securing existing or future debt, recapitalizing our debt, repurchasing our stock, pledging our assets, making investments, paying dividends, guaranteeing debt or taking a number of other actions that are not limited by the terms of the respective indentures governing the notes offered hereby or the 2022 Notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have sufficient cash flow from our business, or be able to raise the funds necessary, to pay interest on the notes, to repurchase the notes for cash following a fundamental change, to pay the redemption price for any notes we redeem or to pay any cash amounts due upon conversion, and our future indebtedness may limit our ability to repurchase the notes or pay cash upon their conversion.

The notes will bear interest semi-annually at a rate of     % per year and our 2022 Notes bear interest semi-annually at a rate of 5.5% per year. In addition, in certain circumstances, we are obligated to pay special interest on the notes and the 2022 Notes. Our ability to make scheduled payments of the principal of, to pay interest (including any applicable interest make-whole payment we elect to pay in cash) on or to refinance our indebtedness, including the notes and the 2022 Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and other fixed charges, fund working capital needs and make necessary capital expenditures.

If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. We may not be able to engage in any of these activities or engage in these activities on favorable terms, which could result in a default on our debt obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our existing indebtedness or any other indebtedness which we may incur in the future, we would be in default, which could permit the holders of our indebtedness, including the notes and the 2022 Notes, to accelerate the maturity of such indebtedness. Any default under such indebtedness could have a material adverse effect on our business, results of operations and financial condition.

If a fundamental change occurs, noteholders may require us to repurchase their notes at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”. Moreover, we will be required to repay the notes in cash at their maturity unless earlier converted, redeemed or repurchased. In addition, if the last reported sale price of our common stock for each of the five trading days immediately preceding a conversion date is greater than or equal to the last reported sale price of our common stock on the date this offering is priced, holders who convert their notes may also be entitled to receive under certain circumstances an interest make-whole payment. We may pay any interest make-whole payment, at our election, in either cash or shares of our common stock (together with cash in lieu of any fractional share).

We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the notes or pay cash with respect to notes that are being redeemed or converted or at their maturity. In addition, applicable law, regulatory authorities or the agreements governing our future indebtedness may restrict our ability to repurchase the notes or pay the cash amounts due upon conversion of the notes. Our 2022 Notes also contain conversion and repurchase features. Our failure to repurchase the notes or the 2022 Notes or to pay the cash amounts (including any applicable interest make-whole payment we elect to pay with cash) due upon conversion of the notes or the 2022 Notes when required will constitute a default under the indenture that will govern the notes and the 2022 indenture that governs the 2022 Notes. A default under the indenture or the 2022 indenture or the fundamental change itself could be a default under the agreements governing our future indebtedness, which may result in that other indebtedness becoming immediately payable in full. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes and the 2022 Notes or to pay cash upon conversions of the notes and the 2022 Notes.

We may pay any interest make-whole payment by delivering shares of our common stock, which could result in significant dilution to our stockholders.

In certain circumstances, if the last reported sale price of our common stock for each of the five trading days immediately preceding a conversion date is greater than or equal to the last reported sale price of our common stock on the date this offering is priced, we will, in addition to the other consideration payable or deliverable in connection with any conversion of notes, make an interest make-whole payment to the converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted, using a discount rate equal to 1.0%. We may pay any interest make-whole payment, at our election, either in cash or shares of our common stock (together with cash in lieu of any fractional share). If we elect, or are deemed to have elected, to pay any interest make-whole payment by delivering shares of our common stock (together with cash in lieu of any fractional share), the number of shares of common stock (together with cash in lieu of any fractional share) a converting holder of notes will receive will be equal to the amount of the interest make-whole payment due divided by the simple average of the daily VWAP of our common stock for the five trading days ending on and including the trading day immediately preceding the conversion date.

Not all dilutive events will result in an adjustment to the conversion rate.

We will adjust the conversion rate of the notes for certain events, including:

•	certain stock dividends, splits and combinations;

•	the issuance of certain rights, options or warrants to holders of our common stock;

•	certain distributions of assets, debt securities, capital stock or other property to holders of our common stock;

•	cash dividends on our common stock; and

•	certain tender or exchange offers.

See “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” We are not required to adjust the conversion rate for other events, such as an issuance of common stock (or securities exercisable for, or convertible into, common stock) for cash, which may adversely affect the trading price of the notes and our common stock. An event may occur that adversely affects the noteholders and the trading price of the notes and the underlying shares of our common stock but that does not result in an adjustment to the conversion rate.

Redemption may adversely affect your return on the notes.

The notes will be redeemable, in whole or in part, at our option at any time, and from time to time, on a redemption date occurring on or after May 6, 2023 and on or before the          scheduled trading day before the maturity date, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of our common stock exceeds 130% of the conversion price on: (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (2) the trading day immediately before the date we send such notice. As a result, we may choose to redeem some or all of the notes, and we may choose to do so at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. In addition, holders who convert in advance of any redemption would not get any compensation for the lost option value of their notes. See “Description of Notes—Optional Redemption.”

Not all significant restructuring transactions will constitute a fundamental change, in which case you will not have the right to require us to repurchase your notes for cash.

If certain corporate events called “fundamental changes” occur, you will have the right to require us to repurchase your notes for cash. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.” However, the definition of “fundamental change” is limited to specific corporate events and does not include all events that may adversely affect our financial condition or the trading price of the notes. For example, a leveraged recapitalization, refinancing, restructuring or acquisition by us may not constitute a fundamental change that would require us to repurchase the notes. Nonetheless, these events could significantly increase the amount of our indebtedness, harm our credit rating or adversely affect our capital structure and the trading price of the notes.

The increase to the conversion rate resulting from a make-whole fundamental change may not adequately compensate noteholders for the lost option value of their notes. In addition, a variety of transactions that do not constitute a make-whole fundamental change may significantly reduce the option value of the notes without a corresponding increase to the conversion rate.

If certain corporate events that constitute a “make-whole fundamental change” occur, then we will, in certain circumstances, temporarily increase the conversion rate. See “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change.” The amount of the increase to the conversion rate will depend on the date on which the make-whole fundamental change becomes effective and the applicable “stock price.” While the increase to the conversion rate is designed to compensate noteholders for the lost option value of their notes resulting from a make-whole fundamental change, the increase is only an approximation and may not adequately compensate noteholders for the loss in option value. In addition, if the applicable “stock price” is greater than $          per share or less than $         per share (in each case, subject to adjustment), then we will not increase the conversion rate for the make-whole fundamental change. Moreover, we will not increase the conversion rate pursuant to these provisions to an amount that exceeds              shares per $1,000 principal amount of notes, subject to adjustment.

Furthermore, the definition of make-whole fundamental change is limited to certain specific transactions. Accordingly, the make-whole fundamental change provisions of the indenture will not protect noteholders from other transactions that could significantly reduce the option value of the notes. For example, a spin-off or sale of a subsidiary or business division with volatile earnings, or a change in our line of business, could significantly affect the trading characteristics of our common stock and reduce the option value of the notes without constituting a make-whole fundamental change that results in a temporary increase to the conversion rate.

In addition, our obligation to increase the conversion rate in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

There is currently no trading market for the notes. If an active trading market for the notes does not develop, then noteholders may be unable to resell their notes at desired times or prices, or at all.

The notes are a new class of securities for which no market currently exists. We do not intend to apply to list the notes on any securities exchange or for quotation on any inter-dealer quotation system. Although the underwriter has advised us that it intends to make a market in the notes, it is not obligated to do so and may discontinue any market-making activity at any time and without notice. Accordingly, an active market for the notes may never develop, and, even if one develops, it may not be maintained. If an active trading market for the notes does not develop or is not maintained, then the market price and liquidity of the notes will be adversely affected and noteholders may not be able to resell their notes at desired times or prices, or at all.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the trading price of our common stock, prevailing interest rates, our dividend yield, financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. Many of these factors are beyond our control. Historically, the market for convertible debt has been volatile. Market volatility could significantly harm the market for the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The Participating Stockholder notes may initially be issued in certificated form, will be subject to certain transfer restrictions that are not applicable to the notes offered hereby and will not be fungible with the notes offered hereby. Accordingly, we expect the Participating Stockholder notes to trade separately from the notes offered hereby, and we cannot assure you the Participating Stockholder notes will ever trade with the notes offered hereby.

The notes will be effectively subordinated to our future secured indebtedness and structurally subordinated to the liabilities of our subsidiaries.

The notes will be our general unsecured obligations that will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes, rank equal in right of payment with all of our indebtedness that is not so subordinated, including our outstanding 2022 Notes, and effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because none of our subsidiaries will guarantee the notes, the notes will be structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). The indenture governing the notes will not, and the 2022 indenture governing the 2022 Notes does not, prohibit us from incurring additional indebtedness, including secured indebtedness, which would be effectively senior to the notes to the extent of the value of the collateral securing that indebtedness, or indebtedness that would rank equal in right of payment with the notes. The indenture governing the notes will also not, and the 2022 indenture governing the 2022 Notes does not, prohibit our subsidiaries from incurring any additional indebtedness or other liabilities that would be structurally senior to our obligations under the notes.

In the event of the bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, we, as a common equity holder of that subsidiary, and, therefore, the noteholders, will rank behind that subsidiary’s creditors, including that subsidiary’s trade creditors, and (to the extent we are not a holder thereof) that subsidiary’s preferred equity holders, if any. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest of others in the assets of that subsidiary, to the extent of the value of those assets, and would be subordinated to any indebtedness of that subsidiary that is senior in right of payment to that held by us.

Our subsidiaries will have no obligations under the notes. The ability of our subsidiaries to pay dividends or make other payments to us may be restricted by, among other things, corporate and other laws and by agreements to which our subsidiaries may become a party. Accordingly, we may be unable to gain access to the cash flow or assets of our subsidiaries to enable us to make payments on the notes.

As of December 31, 2019, on a consolidated basis, we had $152.8 million aggregate principal amount of debt outstanding, which included the 2022 Notes, the Novatel Wireless Notes and $47.5 million aggregate principal amount of indebtedness secured by a first priority lien on substantially all of our assets and the assets of certain of our subsidiaries, subject to certain exceptions and permitted liens. As of March 31, 2020, on a consolidated basis, we had $92.6 million aggregate principal amount of debt outstanding, substantially all of which was held by related parties. After giving effect to the issuance of the notes (assuming no exercise of the underwriter’s over-allotment option to purchase additional notes), the use of proceeds therefrom as described in “Use of Proceeds” and the Private Exchange Transactions, as of March 31, 2020, on a consolidated basis, we would have had $         million aggregate principal amount of debt outstanding.

Holders of the notes are structurally subordinated to our subsidiaries’ third-party indebtedness and obligations.

The notes will be obligations of Inseego exclusively and not of any of our subsidiaries. A significant portion of our operations are conducted through and a significant portion of our assets are held by, our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of third-party creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries have priority with respect to the assets of such subsidiaries over the claims of our creditors, including holders of the notes. Consequently, the notes will be structurally subordinated to all existing and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. The indenture governing the notes will not, and the 2022 indenture governing the 2022 Notes does not, prohibit or restrict us or our subsidiaries from incurring additional indebtedness, including secured indebtedness, in the future.

The trading price of our common stock and other factors could significantly affect the trading price of the notes.

We expect that the trading price of our common stock will significantly affect the trading price of the notes, which could result in greater volatility in the trading price of the notes than would be expected for non-convertible securities. The trading price of our common stock will likely continue to fluctuate in response to the factors described or referred to elsewhere in this section and under the caption “Disclosure Regarding Forward-Looking Statements,” among others, many of which are beyond our control.

Future sales of our common stock or equity-linked securities in the public market could lower the market price of our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock or equity-linked securities to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise or vesting, as applicable, of equity incentive awards and warrants and for issuance upon conversion of the notes, the Participating Stockholder notes and the 2022 Notes. The indenture governing the notes and the Participating Stockholder notes will not, and the 2022 indenture governing the 2022 Notes does not, restrict our ability to issue additional common stock or equity-linked securities in the future. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

We will make only very limited covenants in the indenture and these limited covenants may not protect your investment.

Many debt instruments contain provisions that are designed to restrict the borrower’s activities and operations in a manner that is designed to preserve the borrower’s ability to make payments on the related indebtedness when due. These provisions include financial and operating covenants, and restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the borrower or any of its subsidiaries. The indenture for the notes will not contain any of these covenants or restrictions or otherwise place any meaningful restrictions on our ability to operate our business as management deems appropriate.

The indenture will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

•	protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict the ability of our subsidiaries to incur liabilities (including secured and unsecured indebtedness) that would be structurally senior to our indebtedness; or

•	restrict our ability to incur liabilities (including secured and unsecured indebtedness) or to make investments.

As a result, your investment in the notes may not be as protected as an investment in an instrument that contains some or all of these types of covenants and restrictions. In addition, the indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Increase in the Conversion Rate in Connection with a Make-Whole Fundamental Change.” and “Description of Notes—Consolidation, Merger and Asset Sale.” Consequently, your rights under the notes may be substantially and adversely affected upon any fundamental change or if we or our subsidiaries take certain actions that could either increase the probability that we default on the notes or reduce the recovery that you are likely to receive upon any such default.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in the notes, including potential purchasers of the notes from investors in this offering, will seek to employ a convertible note arbitrage strategy. Under this strategy, investors typically short sell a certain number of shares of our common stock and adjust their short position over time while they continue to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of, or in addition to, short selling shares of our common stock.

The SEC and other regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc., and the national securities exchanges of a “limit up-limit down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts investors’ ability to effect short sales of our common stock or enter into equity swaps on our common stock could depress the trading price of, and the liquidity of the market for, the notes.

In addition, the liquidity of the market for our common stock may decline, which could reduce the number of shares available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our common stock with a note investor. If investors and potential purchasers seeking to employ a convertible note arbitrage strategy are unable to borrow or enter into equity swaps on our common stock on commercially reasonable terms, then the trading price of, and the liquidity of the market for, the notes may significantly decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our stockholders, such as a distribution of money or other property, you will be deemed to have received a distribution, which may be treated as a dividend subject to U.S. federal income tax, without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you if the failure to adjust (or to adjust adequately) is made in connection with a distribution of money or other property to our stockholders. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase also may be treated as a distribution subject to U.S. federal income tax as a dividend. In addition, in certain circumstances, we will make an interest make-whole payment to a converting holder which may be paid, at our election, in cash or shares of our common stock (together with cash in lieu of any fractional share). Such increase or make-whole payment may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” It is unclear whether any such deemed dividend would be eligible for the preferential tax treatment generally available for dividends paid by U.S. corporations to certain non-corporate U.S. holders (as defined under “Material U.S. Federal Income Tax Considerations”). If you are a non-U.S. holder (as defined under “Material U.S. Federal Income Tax Considerations”), any deemed dividend generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes or any shares of our common stock owned by you or from any proceeds of any subsequent sale, exchange or other disposition of the notes (including the retirement of a note) or such common stock or other funds or assets of yours. The Internal Revenue Service has proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers, which if adopted could affect the U.S. federal income tax treatment of beneficial owners of notes deemed to receive such a distribution. See “Material U.S. Federal Income Tax Considerations.”

A rating agency may not rate the notes or may assign a rating that is lower than expected.

We do not intend to seek to have the notes rated by any rating agency. However, if one or more rating agencies rates the notes and assigns a rating that is lower than the rating that investors expect, or reduces their rating in the future, then the trading price of our common stock and the notes could significantly decline.

In addition, market perceptions of our creditworthiness will directly affect the trading price of the notes. Accordingly, if a rating agency rates any of our indebtedness in the future or downgrades or withdraws the rating, or puts us on credit watch, then the trading price of the notes will likely decline.

Certain provisions in the indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain provisions in the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if a takeover would constitute a fundamental change, holders of the notes will have the right to require us to repurchase their notes in cash. In addition, if a takeover constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such takeover. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us.

Our management will have broad discretion over the use of the proceeds from this offering and might not apply the proceeds of this offering in ways that increase the value of your investment.

Our management will have broad discretion over the use of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. They might not apply the net proceeds of this offering in ways that increase the value of your investment. We intend to use approximately $49.3 million of the net proceeds from this offering to repay in full and terminate our existing Credit Agreement, the outstanding principal amount of which is currently held by related parties, approximately $2.3 million to repurchase the Series E Preferred Stock issued to South Ocean, a related party, pursuant to the Interest Exchange, and $       million to pay the aggregate cash amount due to the Participating Stockholders under the Private Exchange Transactions. We intend to use the remainder of the net proceeds for general corporate purposes. See “Use of Proceeds.”

Because the notes will initially be held in book-entry form, noteholders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.

We will initially issue the notes in the form of one or more “global notes” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of the notes. Payments of principal, interest and other amounts on global notes will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from noteholders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the notes (including any notice of redemption) will be sent to DTC. We expect DTC will forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants, but we can make no assurances that you will timely receive any such communications. Notwithstanding the foregoing, the Participating Stockholder notes may initially be issued in certificated form.

Holding notes will not, in itself, confer any rights with respect to our common stock.

Noteholders will generally not be entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock). However, noteholders will be subject to all changes affecting our common stock to the extent the trading price of the notes depends on the market price of our common stock and to the extent they receive shares of our common stock upon conversion of their notes. For example, if we propose an amendment to our charter documents that requires stockholder approval, then a noteholder will not, as such, be entitled to vote on the amendment, although the noteholder will be subject to any changes implemented by that amendment in the powers, preferences or special rights of our common stock.

Beneficial owners of notes cannot receive shares of our common stock upon conversion of their notes in excess of the amount described below while the Section 382 conversion blocker is in effect with respect to such notes.

For so long as the Rights Agreement is in effect, the indenture governing the notes will provide that no beneficial owner of notes will be entitled to receive shares of our common stock upon conversion of the notes and any delivery of shares of our common stock upon conversion of such notes will be void and of no effect, (i) if the beneficial owner of such notes is an Acquiring Person (as defined in the Rights Agreement) or (ii) to the extent (but only to the extent) that such receipt or delivery would cause such beneficial owner to become an Acquiring Person (as such term is defined in the Rights Agreement), unless, in either case, such beneficial owner has received prior approval of our board of directors (the “Section 382 conversion blocker”). An “Acquiring Person” under the Rights Agreement generally means any person, entity or group that is or has become, together with its affiliates, associates and other persons, entities or groups with whom it is acting in concert, the beneficial owner (as defined in the Rights Agreement) of 4.9% or more of the shares of our common stock then outstanding, unless excluded from the definition of Acquiring Person under the Rights Agreement. If any delivery of shares of our common stock owed to a beneficial owner upon conversion of notes is not made, in whole or in part, as a result of the Section 382 conversion blocker, our obligation to make such delivery shall not be extinguished, and we shall deliver such shares as promptly as practicable after (i) such beneficial owner is not an Acquiring Person (as defined in the Rights Agreement (for the avoidance of doubt regardless of whether such Rights Agreement is then in effect)) and (ii) such delivery would not result in such beneficial owner being an Acquiring Person (as defined in the Rights Agreement (for the avoidance of doubt regardless of whether such Rights Agreement is then in effect)) and such beneficial owner gives notice thereof to us.

Our ability to use our net operating loss and tax credit carryforwards may be limited, which could result in our payment of income taxes earlier than if we were able to fully utilize our net operating loss and tax credit carryforwards. The holders of shares of our common stock upon conversion of the notes will be subject to our Rights Agreement.

Federal and state income tax laws impose restrictions on the utilization of net operating loss (“NOL”) and tax credit carryforwards in the event of an “ownership change,” as defined by Section 382. Generally, an “ownership change” occurs if the percentage of the value of the stock that is owned by one or more direct or indirect “five percent stockholders” increases by more than 50% over their lowest ownership percentage at any time during an applicable testing period (typically, three years). Under Section 382, if a corporation undergoes an “ownership change,” that corporation’s ability to use its pre-change NOL and tax credit carryforwards and other pre-change tax attributes to offset its post-change income may be limited.

To discourage acquisitions of our common stock which could result in an “ownership change,” we entered into a Rights Agreement on January 22, 2018, with Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (as subsequently amended, the “Rights Agreement”). Although the Rights Agreement is intended to discourage acquisitions of our common stock which could result in an “ownership change,” it is possible that an “ownership change” could occur as a result of the conversion of the notes or as a result of future changes in our common stock ownership which may be outside of our control. If an “ownership change” occurs in the future, our use of the NOL carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to us.

To the extent we elect to deliver shares of our common stock to a noteholder upon conversion, if any, of the notes, such noteholder would be subject to our Rights Agreement. Prior to investing in the notes, you should consider the limitations imposed by the Rights Agreement. See “Description of Capital Stock—Common Stock” in the accompanying prospectus.

If securities analysts stop publishing research or reports about us or our business, or if they downgrade our common stock, the market price of our common stock and, consequently, the trading price of the notes, could decline.

The market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. If any analyst who covers us downgrades our stock or lowers its future stock price targets or estimates of our operating results, our stock price could decline rapidly. Furthermore, if any analyst ceases to cover our company, we could lose visibility in the market. Each of these events could, in turn, cause the market price of our common stock to decline.

You should carefully consider the U.S. federal income tax consequences of converting the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is not entirely certain. You should consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of the purchase, ownership, conversion and disposition of the notes is contained in this prospectus supplement under “Material U.S. Federal Income Tax Consequences.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements indicating expectations about future performance and other forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. We intend that such statements be protected by the safe harbor created thereby. Forward-looking statements involve risks and uncertainties and our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Examples of such forward-looking statements include, but are not limited to, statements about or relating to:

•	our ability to compete in the market for wireless broadband data access products, wireless modem products, and asset management, monitoring, telematics, vehicle tracking and fleet management products;

•	our ability to develop and introduce new products and services successfully;

•	our ability to meet the price and performance standards of the evolving 5GNR products and technologies;

•	our ability to expand our customer reach/reduce customer concentration;

•	our ability to grow the IoT and mobile portfolio outside of North America;

•	our dependence on a small number of customers for a substantial portion of our revenues;

•	our ability to grow our Ctrack/asset tracking solutions within North America;

•	our ability to make scheduled payments of the principal of, to pay interest on, or to refinance our indebtedness, including our term loan and convertible notes obligations;

•	our ability to introduce and sell new products that comply with current and evolving industry standards and government regulations;

•	our ability to develop and maintain strategic relationships to expand into new markets;

•	our ability to properly manage the growth of our business to avoid significant strains on our management and operations and disruptions to our business;

•	our reliance on third parties to manufacture our products;

•	our contract manufacturer’s ability to secure necessary supply to build our devices;

•	our ability to mitigate the impact of tariffs or other government-imposed sanctions;

•	our ability to accurately forecast customer demand and order the manufacture and timely delivery of sufficient product quantities;

•	our reliance on sole source suppliers for some products and devices used in our solutions;

•	the continuing impact of uncertain global economic conditions on the demand for our products;

•	the impact of geopolitical instability in our business;

•

the emergence of global public health emergencies, such as the recent outbreak of the 2019 novel coronavirus (2019-nCoV), now known as “COVID-19”, which could extend lead times in our supply chain and lengthen sales cycles with our customers;

•	direct and indirect effects of COVID-19 on our employees, customers and supply chain and the economy and financial markets;

•	the impact that new or adjusted tariffs may have on the costs of our components or our products, and our ability to sell products internationally;

•	our ability to be cost competitive while meeting time-to-market requirements for our customers;

•	our ability to meet the product performance needs of our customers in wireless broadband data access in IIoT markets;

•	demand for fleet, vehicle and asset management SaaS telematics solutions;

•	our dependence on wireless telecommunication operators delivering acceptable wireless services;

•	the outcome of any pending or future litigation, including intellectual property litigation;

•	infringement claims with respect to intellectual property contained in our solutions;

•	our continued ability to license necessary third-party technology for the development and sale of our solutions;

•	the introduction of new products that could contain errors or defects;

•	conducting business abroad, including foreign currency risks;

•	the pace of 5G wireless network rollouts globally and their adaptation by customers;

•	our ability to make focused investments in research and development; and

•	our ability to hire, retain and manage additional qualified personnel to maintain and expand our business,

as well as other statements regarding our future operations, financial conditions and prospects, and business strategies. These forward-looking statements also include all statements other than statements of historical facts contained or incorporated by reference in this prospectus supplement, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. The words “will,” “will continue,” “will likely result,” “may,” “could,” “should,” “would,” “likely,” “ongoing,” “continue,” “anticipate,” “estimate,” “predict,” “expect,” “project,” “intend,” “plan,” “outlook,” “believe,” “anticipate,” “target,” “forecast,” “goal,” “objective,” “aim,” and other words and terms of similar meaning are intended to identify forward-looking statements (although not all forward-looking statements contain these words).

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus supplement, including in the section captioned “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2019, and in particular, the risks discussed in the sections captioned “Forward-Looking Statements” and “Item 1A. Risk Factors,” and those discussed in other documents we file with the SEC. In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our other filings with the SEC.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $         million (or approximately $         million if the underwriter fully exercises its over-allotment option), after deducting the underwriter’s discounts and commissions and our estimated offering expenses. We intend to use approximately $49.3 million of the net proceeds from this offering to repay in full and terminate the Credit Agreement. Such amount includes the repayment of $47,500,000 in outstanding principal, approximately $500,000 in interest accrued thereon, the Prepayment Fee (as defined below) of $760,000 and the Exit Fee (as defined below) of $570,000. In addition, we intend to use approximately $2.3 million to repurchase the Series E Preferred Stock issued to South Ocean, a related party, pursuant to the Interest Exchange and $         million to pay the aggregate cash amount due to the Participating Stockholders under the Private Exchange Transactions. We intend to use the remainder of the net proceeds for general corporate purposes. The loans under the Credit Agreement mature on August 23, 2020 and bear interest at a rate per annum equal to the three-month LIBOR, but in no event less than 1.00%, plus 7.625%. For additional information about the Credit Agreement, see “Description of Other Indebtedness—Term Loan.” Pending application of the net proceeds as described above, we may invest the net proceeds in interest-bearing investment grade securities. Related parties currently hold 100% of the outstanding principal amount under the Credit Agreement, and substantially all of the outstanding principal amount under the 2022 Notes, including the 2022 Notes to be exchanged in the Private Exchange Transactions.

CAPITALIZATION

The following table presents our cash and cash equivalents and our capitalization as of December 31, 2019:

•	on an actual basis;

•

on an as adjusted basis to give effect to the Exchanges, our private placement of 25,000 shares of our Series E Preferred Stock for an aggregate purchase price of $25 million and the issuance of 2,330 shares of our Series E Preferred Stock to South Ocean in satisfaction of certain deferred interest obligations pursuant to the terms and conditions of our Credit Agreement. See “Summary–Recent Developments;” and

•

on an as further adjusted basis to give effect to the issuance and sale of $100 million aggregate principal amount of the notes we are offering, after deducting the underwriters’ discounts and commissions and our estimated offering expenses and the use of proceeds therefrom, including repayment of the outstanding principal and fees under the Credit Agreement, repurchase of the Series E Preferred Stock issued pursuant to the Interest Exchange and the Private Exchange Transactions. See “Use of Proceeds.”

This table should be read in conjunction with the other information in this prospectus supplement and the accompanying prospectus and the documents that are incorporated by reference herein and therein, including our consolidated financial statements and related notes. See “Where You Can Find Additional Information.”

	December 31, 2019 (In thousands)
	Actual	As Adjusted (Unaudited)	As Further Adjusted (Unaudited)
Cash and cash equivalents	$12,074	$37,074	$

Long-term debt:
Principal amount of Prior Notes(1)	$105,125	$44,968		$152
Notes offered hereby(2)	-	-		100,000
Notes offered pursuant to Private Exchange Transactions	-	-		75,000
Term loan, net	46,538	46,538		-

Total long-term debt	151,663	91,506		175,152

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 2,000,000 shares authorized:	-	-		-
Series E Preferred stock, par value $0.001; shares designated: 10,000 actual, 39,500 as adjusted and as further adjusted; shares outstanding: 10,000 actual, 37,330 as adjusted and 35,000 as further adjusted; liquidation preference of $1,000 per share	-	-		-
Common stock, par $0.001; shares authorized: 150,000,000 actual, as adjusted and as further adjusted; shares outstanding: 81,974,051 actual, 95,712,927 as adjusted and as further adjusted(2)	82	82		82
Additional paid-in capital(1)(2)	584,862	680,282		677,952
Accumulated other comprehensive loss	(3,879)	(3,879)		(3,879)
Accumulated deficit	(618,303)	(624,233)		(624,972)

Total stockholders’ equity attributable to Inseego Corp.	(37,238)	52,252		49,183
Noncontrolling interests	(120)	(120)		(120)

Total stockholders’ deficit	(37,358)	52,132		49,063

Total capitalization	$114,305	$143,638		$224,215

(1)	As of December 31, 2019, the book value of the Prior Notes was $101,334 million, and the total unamortized debt discount and debt issuance costs were $3.791 million. The amount shown above for additional paid-in-capital as of December 31, 2019 includes $41.905 million that represents the deemed equity component of the Prior Notes, net of the related deferred tax liability. See footnote (2) below for a description of the bifurcated accounting method under which the Prior Notes are accounted for on our financial statements.

(2)	The number of outstanding shares of common stock in the above table excludes, as of December 31, 2019:

•	9,044,304 shares issuable pursuant to outstanding equity awards;

•	2,838,454 shares issuable upon the exercise of outstanding warrants;

•	40,649,225 shares issuable upon conversion of the Prior Notes;

•	400,315 shares issuable upon the vesting of outstanding restricted stock units;

•	622,476 shares reserved for issuance under our employee stock purchase plan; and

•	2,483,664 shares reserved for issuance and available for future grant or sale under our equity incentive plans.

DESCRIPTION OF NOTES

We will issue the notes under an indenture and a supplemental indenture (together, the “indenture”), each between us and Wilmington Trust, National Association, as trustee (the “trustee”), and to be dated as of the initial closing date of this offering.

The following is a summary of certain provisions of the notes and the indenture. It is only a summary and is not complete. We qualify this summary by referring you to the indenture and the notes, because they, and not this summary, define your rights as a holder of the notes. We will provide you with a copy of the indenture, which includes the form of the notes, as provided under the caption “Where You Can Find Additional Information.”

In addition, the indenture and the notes will be deemed to include certain terms that are made a part of the indenture and the notes pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Certain terms used in this summary are defined below under the caption “—Definitions.” Certain other terms used in this summary are defined in the indenture.

This “Description of Notes” section supplements and, to the extent inconsistent therewith, supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities.”

References to “we,” “us” and “our” in this section refer to Inseego Corp. only and not to any of its subsidiaries. References to any “note” in this section refer to any authorized denomination of a note, unless the context requires otherwise.

Generally

The notes will:

•	be our senior, unsecured obligations;

•	initially be limited to an aggregate principal amount of $100,000,000 (or $115,000,000, if the underwriter fully exercises its option to purchase additional notes, solely to cover over-allotments);

•	bear interest from, and including May , 2020, at an annual rate of %, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2020;

•	bear special interest in the circumstances described below under the caption “—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults”;

•	mature on May 1, 2025, unless earlier repurchased, redeemed or converted;

•	be redeemable, in whole or in part, at our option, on or after May 6, 2023 in the circumstances described below under the caption “—Optional Redemption”;

•

be subject to repurchase by us at the noteholders’ option if a “fundamental change” (as defined below under the caption “—Definitions”) occurs, at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date (subject to the right of noteholders on a record date to receive the related interest payment), as described, and subject to the limited exception set forth, below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”;

•

be convertible, at the noteholders’ option, subject to the conversion limitation described below under “—Conversion Rights—Conversion Limitation,” into shares of our common stock (together with cash in lieu of any fractional share, if applicable), at an initial conversion rate of              shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $         per share), subject to the adjustments described below under the caption “—Conversion Rights”, and an interest make-whole payment, if applicable, as described under “—Interest Make-Whole Payment”;

•	be issued in principal amount denominations of a minimum of $1,000 or any integral multiple of $1,000 in excess thereof, which we refer to as an “authorized denomination”; and

•

initially be represented by one or more registered notes in global form, but may, in certain circumstances, be exchanged for notes in definitive form, as described below under the caption “—Book Entry, Settlement and Clearance.”

The indenture will not contain any financial covenants and will not limit us or our subsidiaries from incurring additional indebtedness, paying dividends or issuing or repurchasing any securities. Except to the extent described below under the captions “—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change,” “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Asset Sale,” the indenture will not contain any provisions designed to protect noteholders upon a highly leveraged transaction involving us or a decline in our credit rating as a result of a recapitalization, takeover, highly leveraged transaction or other restructuring involving us.

Without the consent of any noteholder, we may issue additional notes under the indenture with the same terms as the notes we are offering (except for certain differences, such as the date as of which interest begins to accrue and the first interest payment date for such additional notes). However, such additional notes must be identified by a separate CUSIP number or by no CUSIP number if they are not fungible, for federal income tax or federal securities laws purposes, with other notes we issue under the indenture.

We do not intend to list the notes on any securities exchange or include them in any automated inter-dealer quotation system.

Absent manifest error, a person in whose name a note is registered on the registrar’s books will be considered to be the holder of that note for all purposes, and only registered noteholders (which, in the case of notes held through DTC, will initially be DTC’s nominee, Cede & Co.) will have rights under the indenture as noteholders.

Subject to applicable law, we or our subsidiaries may directly or indirectly repurchase notes in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives. The indenture will require us to promptly deliver to the trustee for cancellation all notes that we or our subsidiaries have purchased or otherwise acquired.

Each of the Participating Stockholders has agreed to exchange the 2022 Notes that they currently hold (representing an aggregate of $44,618,000 principal amount of 2022 Notes) for an aggregate of $         million in cash and $75,000,000 principal amount of     % convertible senior notes due 2025 in the Private Exchange Transactions. The Participating Stockholder notes will constitute part of the same series as the notes offered hereby, may initially be issued in certificated form, will initially not be fungible with the notes offered hereby (and will initially have a separate CUSIP number) and will be subject to certain transfer restrictions that are not applicable to the notes offered hereby. In particular, the Participating Stockholder notes will not become freely transferable until twelve months following their sale by the Participating Stockholders to a non-affiliate of ours unless sold in a transaction registered under the Securities Act or pursuant to Rule 144 under the Securities Act. This offering is not conditioned upon the closing of the Private Exchange Transactions, but the Private Exchange Transactions are conditioned upon the closing of this offering. Pursuant to the terms of a registration rights agreement to be entered into between us and the Participating Stockholders, we will agree to file a registration statement with the SEC, promptly following the closing date of the Private Exchange Transactions, in order to effect a registration for resale by the Participating Stockholders of the Participating Stockholder notes and any shares of common stock issuable upon conversion of the Participating Stockholder notes. We expect that notes sold under such registration statement will be fungible with the notes offered hereby.

The 2022 Notes are not currently convertible pursuant to the terms of the indenture governing the 2022 Notes (the “2022 Indenture”); however, the terms of the Private Exchange Transactions are subject to approval by an independent committee of our board of directors.

Payments on the Notes

For purposes of the notes, the description below under this section titled “—Payments on the Notes” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Payment and Paying Agents.”

We will pay (or cause the paying agent to pay) the principal of, and interest on, any global note by wire transfer of immediately available funds. We will pay (or cause the paying agent to pay) the principal of, and interest on, any certificated note as follows:

•

if the principal amount of such note is at least $5.0 million (or such lower amount as we may choose in our sole and absolute discretion) and the holder of such note entitled to such payment has delivered to the paying agent or the trustee, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and

•	in all other cases, by check mailed to the address of such holder set forth in the note register.

To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the following date: (i) with respect to the payment of any interest due on an interest payment date, the immediately preceding record date; and (ii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.

If the due date for a payment on a note is not a “business day” (as defined below under the caption “—Definitions”), then such payment may be made on the immediately following business day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “business day.”

Registrar, Paying Agent and Conversion Agent

We will maintain one or more offices or agencies in the contiguous United States where notes may be presented for registration of transfer or for exchange, payment and conversion, which we refer to as the “registrar,” “paying agent” and “conversion agent,” respectively. We have appointed the trustee as the initial registrar, paying agent and conversion agent and its office in the United States as a place where notes may be presented for payment. However, we may change the registrar, paying agent and conversion agent, and we or any of our subsidiaries may choose to act in that capacity as well, without prior notice to the noteholders.

Transfers and Exchanges

For purposes of the notes, the description below under this section titled “—Transfers and Exchanges” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Form, Exchange and Transfer.”

A noteholder may transfer or exchange its notes at the office of the registrar in accordance with the indenture. We, the trustee and the registrar may require the noteholder to, among other things, deliver appropriate endorsements or transfer instruments, and such certificates or other documentation or evidence as we or they may reasonably require to determine that such transfer or exchange complies with applicable securities laws. In addition, we, the trustee and the registrar may refuse to register the transfer or exchange of any note that is subject to conversion, redemption or required repurchase.

We have appointed the trustee’s office in the United States as a place where notes may be presented for registration of transfer or for exchange. However, we may change the registrar or act as the registrar ourselves without prior notice to the noteholders.

Interest

The notes will bear cash interest at an annual rate of     %, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2020, to the noteholders of record of the notes as of the close of business on the immediately preceding April 15 and October 15, respectively. Interest will accrue from, and including, the last date to which interest has been paid or duly provided for (or, if no interest has been paid or duly provided for, from, and including, the date the notes are initially issued) to, but excluding, the next interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and, for a partial month, on the basis of the number of days actually elapsed in a 30-day month.

In addition to the stated interest on the notes referred to above, special interest will accrue on the notes in the circumstances described below under the caption “—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults.” All references in this prospectus supplement to interest on the notes include any special interest payable on the notes, unless the context requires otherwise.

Interest Make-Whole Payment

If the last reported sale price of our common stock for each of the five trading days immediately preceding a conversion date is greater than or equal to the last reported sale price of our common stock on the date this offering is priced, we will, in addition to the other consideration payable or deliverable in connection with any conversion of notes, make an interest make-whole payment (an “interest make-whole payment”) to the converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted or otherwise repurchased.

If a conversion date occurs after the close of business on a regular record date for the payment of interest but prior to the open of business on the interest payment date corresponding to such regular record date, we will not pay accrued interest to any converting holder and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such regular record date. In such case, the interest make-whole payment to such converting holders will equal the present value of all remaining interest payments, starting with the next interest payment date for which interest has not been provided for until the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted or otherwise repurchased.

The present values will be computed using a discount rate equal to 1.0% by a U.S. nationally recognized independent investment banking firm, which may be the underwriter of this offering, retained by us for this purpose.

We will satisfy our obligation to pay any interest make-whole payment, at our election, in cash or shares of our common stock (together with cash in lieu of any fractional share). We initially elect to settle any interest make-whole payment in shares of our common stock (together with cash in lieu of any fractional share). In order to make an election to pay any interest make-whole payment in cash or in shares of our common stock (together with cash in lieu of any fractional share), we will be permitted to make an election by delivering notice of our election to the holders, the trustee and the paying agent (if not the trustee) no earlier than 30 scheduled trading days prior to, but no later than 15 scheduled trading days before, the first scheduled trading day of each calendar quarter that begins on or after July 1, 2020, which election will be effective from the period that begins at the open of business on the first scheduled trading day of such calendar quarter and ends immediately prior to the open of business on the first scheduled trading day of the immediately succeeding calendar quarter. If we do not make such election, the payment of any interest make-whole payment shall be in shares of our common stock (together with cash in lieu of any fractional share).

If we pay an interest make-whole payment in shares of our common stock, then the number of shares of common stock (together with cash in lieu of any fractional share) a holder will receive will be that number of shares that have a value equal to the amount of the interest make-whole payment to be paid to such holder in shares, divided by the product of the simple average of the daily VWAP of our common stock for the five VWAP trading days immediately preceding the conversion date; provided, that in no event will the effective conversion price of the notes, after giving effect to any interest make-whole payment (whether paid in cash or shares of our common stock (together with cash in lieu of any fractional share)), be less than $            , which amount is subject to adjustment in a manner directly inverse to the manner in which, but otherwise at the same time and for the same events for which, the conversion rate is required to be adjusted pursuant to the provisions described below under the caption “—Conversion Rate Adjustments—Generally”.

Notwithstanding the foregoing, if in connection with any conversion the conversion rate is adjusted as described under “—Conversion Rights—Increase to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” then such holder will not receive the interest make-whole payment with respect to such note. None of the trustee, paying agent or conversion agent shall be responsible for determining or calculating the interest make-whole payment or the daily VWAP.

Ranking

The notes will be our general unsecured obligations that will:

•	rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes;

•	rank equal in right of payment with all of our indebtedness that are not so subordinated, including our outstanding 2022 Notes;

•	effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP).

The indenture will not prohibit us from incurring additional indebtedness, including secured indebtedness, which would be effectively senior to the notes to the extent of the value of the collateral securing that indebtedness, or indebtedness that would rank equal in right of payment with the notes. The indenture will also not prohibit our subsidiaries from incurring any additional indebtedness or other liabilities that would be structurally senior to our obligations under the notes.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure any indebtedness will not be available to make payments under the notes unless all of that indebtedness is first paid in full. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. In the event of the bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, we, as a common equity holder of that subsidiary, and, therefore, the noteholders, will rank behind that subsidiary’s creditors, including that subsidiary’s trade creditors, and (to the extent we are not a holder thereof) that subsidiary’s preferred equity holders. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest of others in the assets of that subsidiary, to the extent of the value of those assets, and would be subordinated to any indebtedness of that subsidiary that is senior in right of payment to that held by us.

Our subsidiaries will have no obligations under the notes. The ability of our subsidiaries to pay dividends or make other payments to us is restricted by, among other things, corporate and other laws and by agreements to which our subsidiaries may become a party. Accordingly, we may be unable to gain access to the cash flow or assets of our subsidiaries to enable us to make payments on the notes.

As of December 31, 2019, on a consolidated basis, we had $152.8 million aggregate principal amount of debt outstanding, $47.5 million aggregate principal amount of which was secured by a first priority lien on substantially all of our assets and the assets of certain of our subsidiaries, subject to certain exceptions and permitted liens. As of March 31, 2020, on a consolidated basis, we had $92.6 million aggregate principal amount of debt outstanding, substantially all of which was held by related parties. After giving effect to the issuance of the notes (assuming no exercise of the underwriter’s over-allotment option) and the use of proceeds therefrom as described in “Use of Proceeds” and the concurrent Private Exchange Transactions, as of March 31, 2020, on a consolidated basis, we would have had $         million aggregate principal amount of debt outstanding.

Optional Redemption

We may not redeem the notes at our option at any time before May 6, 2023. Subject to the terms of the indenture, we have the right, at our election, to redeem all, or any portion in an authorized denomination, of the notes, at any time and from time to time, on a redemption date occurring on or after May 6, 2023 and on or before the          “scheduled trading day” (as defined below under the caption “—Definitions”) immediately before the maturity date, for cash, but only if the “last reported sale price” (as defined below under the caption “—Definitions”) per share of common stock exceeds 130% of the “conversion price” (as defined below under the caption “—Definitions”) on (i) each of at least 20 “trading days” (as defined below under the caption “—Definitions”), whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (ii) the trading day immediately before the date we send such notice.

The redemption date will be a business day of our choosing that is no more than 60, nor less than 30, calendar days after the date we send the related redemption notice, as described below.

The redemption price for any note called for redemption will be the principal amount of such note plus accrued and unpaid interest on such note to, but excluding, the redemption date. However, if the redemption date is after a regular record date and on or before the next interest payment date, then (i) the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and (ii) the redemption price will not include accrued and unpaid interest on such note to, but excluding, such redemption date.

We will send to each noteholder notice of the redemption containing certain information set forth in the indenture, including the redemption price and the redemption date.

Notes called for redemption must be delivered to the paying agent (in the case of certificated notes) or the “depositary procedures” (as defined below under the caption “—Definitions”) must be complied with (in the case of global notes) for the holder of those notes to be entitled to receive the redemption price.

If only a portion of a note is subject to redemption and that note is converted in part, then the converted portion of that note will be deemed to be from the portion of that note that was subject to redemption.

Notwithstanding anything to the contrary above, we may not redeem any notes if the principal amount of the notes has been accelerated (other than as a result of a failure to make the payment of the related redemption price and any related interest described above on the redemption date) and such acceleration has not been rescinded on or before the redemption date.

Conversion Rights

Generally

The notes (or any portion of a note in an authorized denomination) will be convertible, at the noteholders’ option, subject to the conversion limitation described below under “—Conversion Rights—Conversion Limitation,” into shares of our common stock (together with cash in lieu of any fractional share, if applicable) at an initial conversion rate of              shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $         per share) and the interest make-whole payment, if applicable, as set forth above under “—Interest Make-Whole Payment”.

Noteholders may convert their notes at their option until the close of business on the scheduled trading day immediately before the maturity date.

Treatment of Interest upon Conversion

We will not adjust the conversion rate to account for any accrued and unpaid interest on any note being converted, and, except as described below, our delivery of the consideration due in respect of the conversion will be deemed to fully satisfy and discharge our obligation to pay the principal of, and accrued and unpaid interest, if any, on, such note. As a result, except as described below and in “—Interest Make-Whole Payment” described above, any accrued and unpaid interest on a converted note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, if the consideration due upon conversion consists of both cash and shares of our common stock, then accrued and unpaid interest that is deemed to be paid therewith will be deemed to be paid first out of such cash.

Notwithstanding anything to the contrary above, if the conversion date of a note is after a regular record date and before the next interest payment date, then:

•

the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and

•	the noteholder surrendering such note for conversion must deliver, at the time it surrenders such note, an amount of cash equal to the amount of such interest.

However, such noteholder need not deliver such cash:

•	for notes in respect of which an interest make-whole payment is payable upon conversion;

•	if we have specified a redemption date that is after such regular record date and on or before the business day immediately after such interest payment date;

•	if such conversion date occurs after the regular record date immediately before the maturity date;

•

if we have specified a “fundamental change repurchase date” (as defined below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”) that is after such regular record date and on or before the business day immediately after such interest payment date; or

•	to the extent of any overdue interest or interest that has accrued on any overdue interest.

Accordingly, for the avoidance of doubt, all noteholders as of the close of business on the regular record date immediately before the maturity date will receive the full interest payment that would have been due on the maturity date regardless of whether their notes have been converted after such regular record date.

When the Notes May Be Converted

A noteholder may convert all or any part of its notes at any time until the close of business on the scheduled trading day immediately before the maturity date, subject to the conversion limitation described below under “—Conversion Rights—Conversion Limitation”.

Conversion Procedures

To convert a beneficial interest in a global note, the owner of the beneficial interest must:

•	comply with the depositary procedures for converting the beneficial interest (at which time such conversion will become irrevocable);

•	if applicable, pay any interest payable on the next interest payment date, as described above under the caption “—Treatment of Interest upon Conversion”; and

•	if applicable, pay any documentary or other taxes as described below.

To convert all or a portion of a physical note, the holder of such note must:

•	complete, manually sign and deliver to the conversion agent the conversion notice attached to such note or a facsimile of such conversion notice;

•	deliver such note to the conversion agent (at which time such conversion will become irrevocable);

•	furnish any endorsements and transfer documents that we or the conversion agent may require;

•	if applicable, pay any interest payable on the next interest payment date, as described above under the caption “—Treatment of Interest upon Conversion”; and

•	if applicable, pay any documentary or other taxes as described below.

Notes may be surrendered for conversion only after the “open of business” (as defined below under the caption “—Definitions”) and before the close of business on a day that is a business day.

We will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of our common stock upon conversion, except any tax or duty that is due because the converting noteholder requests those shares to be registered in a name other than the noteholder’s name.

We refer to the first business day on which the requirements described above to convert a note are satisfied as the “conversion date.”

If a noteholder has validly delivered a “fundamental change repurchase notice” (as defined below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”) with respect to a note, then such note may not be converted, except to the extent such notice is withdrawn in accordance with the procedures described below.

Settlement upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate, together with a cash payment in lieu of delivering any fractional share of common stock issuable upon conversion based on the last reported sale price of our common stock on the relevant conversion date and, with respect to an interest make-whole payment satisfied with shares of common stock, based on the simple average of the daily VWAP of our common stock for the five VWAP trading days immediately preceding the conversion date. We will deliver the consideration due in respect of conversion, including the interest make-whole payment, if applicable, on the second business day immediately following the relevant conversion date. Notwithstanding anything to the contrary, in no event will the effective conversion price of the notes, after giving effect to any interest make-whole payment (whether paid in cash or shares of our common stock (together with cash in lieu of any fractional share)), be less than $                , which amount is subject to adjustment in a manner directly inverse to the manner in which, but otherwise and at the same time and for the same events for which, the conversion rate is required to be adjusted pursuant to the provisions described below under the caption “—Conversion Rate Adjustments—Generally”.

If a noteholder converts more than one note on a conversion date, then the consideration due upon such conversion will (in the case of any global note, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total principal amount of notes converted on such conversion date by that noteholder.

When Converting Noteholders Become Stockholders of Record

The person in whose name any share of common stock is issuable upon conversion of any note will be deemed to become the holder of record of that share as of the close of business on the conversion date.

Conversion Limitation

Consistent with our intent to preserve the availability of our NOLs under the Code, holders of notes will be subject to the conversion limitation described below. For purposes of our Rights Agreement, prior to the conversion and receipt of our common stock, the notes will not be taken into account in determining beneficial ownership and whether a person is an “Acquiring Person” for purposes of the Rights Agreement.

Section 382 Conversion Blocker

For so long as the Rights Agreement is in effect, the indenture governing the notes will provide that no beneficial owner of notes will be entitled to receive shares of our common stock upon conversion of the notes and any delivery of shares of our common stock upon conversion of such notes will be void and of no effect, (i) if the beneficial owner of such notes is an Acquiring Person (as defined in the Rights Agreement) or (ii) to the extent (but only to the extent) that such receipt or delivery would cause such beneficial owner to become an Acquiring Person (as defined in the Rights Agreement), unless, in either case, such beneficial owner has received prior approval of our board of directors (the “Section 382 conversion blocker”). An “Acquiring Person” under the Rights Agreement generally means any person, entity or group that is or has become, together with its affiliates, associates and other persons, entities or groups with whom it is acting in concert, the beneficial owner (as defined in the Rights Agreement) of 4.9% or more of the shares of our common stock then outstanding, unless excluded from the definition of Acquiring Person under the Rights Agreement. If any delivery of shares of our common stock owed to a beneficial owner upon conversion of notes is not made, in whole or in part, as a result of the Section 382 conversion blocker, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after (i) such beneficial owner is not an Acquiring Person (as defined in the Rights Agreement (for the avoidance of doubt regardless of whether such Rights Agreement is then in effect)) and (ii) such delivery would not result in such beneficial owner being an Acquiring Person (as defined in the Rights Agreement (for the avoidance of doubt regardless of whether such Rights Agreement is then in effect)) and such beneficial owner gives notice thereof to us. See “Description of Capital Stock—Anti-Takeover Effects of Our Rights Agreement” of the accompanying prospectus for further information. See “Risk Factors—Risks Related to the Notes and this Offering—Beneficial owners of notes cannot receive shares of our common stock upon conversion of their notes in excess of the amount described below while the Section 382 conversion blocker is in effect with respect to such notes.”

In providing such notice, and in exercising its right of conversion, such beneficial owner will be deemed to have represented to us that the restrictions described above in clauses (i) and (ii) of the preceding paragraph do not and will not apply to such beneficial owner as a result of such conversion. For the avoidance of doubt, the Section 382 conversion blocker described in the preceding paragraph shall apply to any exercise of a conversion right by a holder of notes, but in the case of global notes, only to the extent that such restrictions apply to the owners of beneficial interests in such global notes other than participants of DTC who hold beneficial interests in the notes on behalf of other persons.

Exceptions

The board of directors will have the discretion to approve transfers that would otherwise be restricted by the Section 382 conversion blocker.

Representation

Each purchaser of the notes, by accepting such notes, agrees to the Section 382 conversion blocker. This representation and warranty is part of the consideration for issuance of the notes in this offering.

Conversion Rate Adjustments

Generally

The conversion rate will be adjusted for the events described below. However, we are not required to adjust the conversion rate for these events (other than a stock split or combination or a tender or exchange offer) if each noteholder participates, at the same time and on the same terms as holders of our common stock, and solely by virtue of being a holder of notes, in such transaction or event without having to convert such noteholder’s notes and as if such noteholder held a number of shares of our common stock equal to the product of (i) the conversion rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of notes held by such noteholder on such date.

(1)

Stock Dividends, Splits and Combinations. If we issue solely shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a stock split or a stock combination of our common stock (in each case excluding an issuance solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply), then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where:

CR0	=	the conversion rate in effect immediately before the close of business on the record date for such dividend or distribution, or immediately before the open of business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the conversion rate in effect immediately after the close of business on such record date or the open of business on such effective date, as applicable;

OS0	=	the number of shares of our common stock outstanding immediately before the close of business on such record date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

Each adjustment to the conversion rate made pursuant to the preceding sentence will become effective at the time set forth in the definition of CR1 above. If any dividend, distribution, stock split or stock combination of the type described in this paragraph (1) is declared or announced, but not so paid or made, then the conversion rate will be readjusted, effective as of the date our “board of directors” (as defined below under the caption

“—Definitions”) determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the conversion rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)

Rights, Options and Warrants. If we distribute, to all or substantially all holders of our common stock, rights, options or warrants (other than rights issued pursuant to a stockholder rights plan, to which the provisions below under clause (3)(a) and under the caption “—Stockholder Rights Plans” will apply) entitling such holders, for a period of not more than 45 calendar days after the record date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced, then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS + X
OS + Y

where:

CR0	=	the conversion rate in effect immediately before the close of business on the record date for such distribution;

CR1	=	the conversion rate in effect immediately after the close of business on such record date;

OS	=	the number of shares of our common stock outstanding immediately before the close of business on such record date;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of our common stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced.

Each adjustment to the conversion rate made pursuant to the preceding sentence will become effective at the time set forth in the definition of CR1 above. To the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the conversion rate will be readjusted to the conversion rate that would then be in effect had the increase to the conversion rate for such distribution been made on the basis of delivery of only the number of shares of our common stock actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the conversion rate will be readjusted to the conversion rate that would then be in effect had the record date for the distribution of such rights, options or warrants not occurred.

For purposes of this paragraph (2), in determining whether any rights, options or warrants entitle holders of our common stock to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by us in good faith.

(3)	Spin-Offs and Other Distributed Property.

(a)

Distributions Other than Spin-Offs. If we distribute shares of our “capital stock” (as defined below under the caption “—Definitions”), evidences of our indebtedness or other assets or property of ours, or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•

dividends, distributions, rights, options or warrants for which an adjustment to the conversion rate is required (or would be required without regard to the “deferral exception” (as defined below under the caption “—The Deferral Exception”)) pursuant to paragraph (1) or (2) above;

•

dividends or distributions paid exclusively in cash for which an adjustment to the conversion rate is required (or would be required without regard to the deferral exception) pursuant to paragraph (4) below;

•	rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided below under the caption “—Stockholder Rights Plans”;

•	spin-offs for which an adjustment to the conversion rate is required (or would be required without regard to the deferral exception) pursuant to paragraph (3)(b) below; and

•	a distribution solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply,

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP
SP — FMV

where:

CR0	=	the conversion rate in effect immediately before the close of business on the record date for such distribution;

CR1	=	the conversion rate in effect immediately after the close of business on such record date;

SP	=	the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before such record date; and

FMV	=	the fair market value (as determined by us in good faith), as of such record date, of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of our common stock pursuant to such distribution.

Each adjustment to the conversion rate made pursuant to the preceding sentence will become effective at the time set forth in the definition of CR1 above. If FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the conversion rate, each noteholder will receive, for each $1,000 principal amount of notes held by such noteholder on the record date for such distribution, at the same time and on the same terms as holders of our common stock, the amount and kind of shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants that such noteholder would have received if such noteholder had owned, on such record date, a number of shares of our common stock equal to the conversion rate in effect on such record date.

To the extent such distribution is not so paid or made, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(b)

Spin-Offs. If we distribute or dividend shares of capital stock of any class or series, or similar equity interests, of or relating to a “subsidiary” (as defined below under the caption “—Definitions”) or other business unit of ours to all or substantially all holders of our common stock (other than solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply), and such capital stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “spin-off”), then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV + SP
SP

where:

CR0	=	the conversion rate in effect immediately before the open of business on the ex-dividend date for such spin-off;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

FMV	=	the product of (x) the average of the last reported sale prices per share or unit of the capital stock or equity interests distributed in such spin-off over the 10 consecutive trading day period (the “spin-off valuation period”) beginning on, and including, such ex-dividend date (such average to be determined as if references to our common stock in the definitions of “last reported sale price,” “trading day” and “market disruption event” were instead references to such capital stock or equity interests); and (y) the number of shares or units of such capital stock or equity interests distributed per share of our common stock in such spin-off; and

SP	=	the average of the last reported sale prices per share of our common stock for each trading day in the spin-off valuation period.

The adjustment to the conversion rate pursuant to this paragraph (3)(b) will be calculated as of the close of business on the last trading day of the spin-off valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off, with retroactive effect. If a note is converted and the conversion date occurs during the spin-off valuation period, then, notwithstanding anything to the contrary, we will, if necessary, delay the settlement of such conversion until the second business day after the last day of the spin-off valuation period.

To the extent any dividend or distribution of the type described above in this paragraph (3)(b) is declared but not made or paid, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)

Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of our common stock, then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP
SP – D

where:

CR0	=	the conversion rate in effect immediately before the close of business on the record date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the close of business on such record date for such dividend or distribution;

SP	=	the last reported sale price per share of our common stock on the trading day immediately before such record date for such dividend or distribution; and

D	=	the cash amount distributed per share of our common stock in such dividend or distribution.

Each adjustment to the conversion rate made pursuant to the preceding sentence will become effective at the time set forth in the definition of CR1 above. If D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the conversion rate, each noteholder will receive, for each $1,000 principal amount of notes held by such noteholder on the record date for such dividend or distribution, at the same time and on the same terms as holders of our common stock, the amount of cash that such noteholder would have received if such noteholder had owned, on such record date, a number of shares of our common stock equal to the conversion rate in effect on such record date. To the extent such dividend or distribution is declared but not made or paid, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)

Tender Offers or Exchange Offers. If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of our common stock that is subject to the then-applicable tender offer rules under the Exchange Act (other than an odd-lot tender offer that satisfies the requirements of Rule 13e-4(h)(5), or any successor rule), and the value (determined as of the expiration time by us in good faith) of the cash and other consideration paid per share of our common stock in such tender or exchange offer exceeds the average (such average, the “reference price”) of the last reported sale prices per share of our common stock over the 10 consecutive trading day period (the “tender/exchange offer valuation period”) beginning on, and including, the trading day immediately after the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP x OS1)
OS0 x SP

where:

CR0	=	the conversion rate in effect immediately before the time (the “expiration time”) such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the expiration time;

AC	=	the aggregate value (determined as of the expiration time by us in good faith) of all cash and other consideration paid or payable for shares of our common stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately before the expiration time (prior to giving effect to the purchase of all shares of our common stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares of our common stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the reference price per share of our common stock.

provided, however, that the conversion rate will in no event be adjusted down pursuant to the provisions described in this paragraph (5), except to the extent provided in the immediately following paragraph. The adjustment to the conversion rate pursuant to this paragraph (5) will be calculated as of the close of business on the last trading day of the tender/exchange offer valuation period but will be given effect immediately after the expiration time, with retroactive effect. If a note is converted and the conversion date occurs on the expiration date or during the tender/exchange offer valuation period, then, notwithstanding anything to the contrary, we will, if necessary, delay the settlement of such conversion until the second business day after the last day of the tender/exchange offer valuation period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of common stock in such tender or exchange offer are rescinded, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of common stock, if any, actually made, and not rescinded, in such tender or exchange offer.

We will not be required to adjust the conversion rate except as described above or below under the caption “—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change.” Without limiting the foregoing, we will not be required to adjust the conversion rate on account of:

•	except as described above, the sale of shares of our common stock for a purchase price that is less than the market price per share of our common stock or less than the conversion price;

•

the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any such plan;

•

the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit or incentive plan or program (including pursuant to any “evergreen” provision thereof) of, or assumed by, us or any of our subsidiaries;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right or convertible, exercisable or exchangeable security of ours outstanding as of the date we first issue the notes;

•	a third-party tender offer, other than a tender offer that is subject to clause (5) above;

•

the repurchase of any of shares of our common stock pursuant to an open market share purchase program or other buyback transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buyback transaction, in each case that is not subject to clause (5) above;

•	a change in the par value (or lack of par value) of our common stock; or

•	accrued and unpaid interest on the notes.

The Deferral Exception

If an adjustment to the conversion rate otherwise required by the provisions described above would result in a change of less than 1% to the conversion rate, then, notwithstanding anything to the contrary described above, we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; (ii) the conversion date of any note; (iii) the date a fundamental change or make-whole fundamental change occurs; and (iv) the date we call any notes for redemption. We refer to our ability to defer adjustments as described above as the “deferral exception.”

Notice of Conversion Rate Adjustments

Upon the effectiveness of any adjustment to the conversion rate pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally,” we will promptly send notice to the noteholders, the trustee and the conversion agent containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the conversion rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Voluntary Conversion Rate Increases

To the extent permitted by law and applicable stock exchange rules, we, from time to time, may (but are not required to) increase the conversion rate by any amount if (i) our board of directors determines that such increase is in our best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of our common stock or rights to purchase our common stock as a result of any dividend or distribution of shares (or rights to acquire shares) of our common stock or any similar event; (ii) such increase is in effect for a period of at least 20 business days; and (iii) such increase is irrevocable during such period.

Tax Considerations

For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

Special Provisions for Adjustments that Are Not Yet Effective and Where Converting Noteholders Participate in the Relevant Transaction or Event

Notwithstanding anything to the contrary, if:

•

the record date or effective date for any event that requires an adjustment to the conversion rate pursuant to the provisions described in clauses (1) through (4), inclusive, above under the caption “—Conversion Rate Adjustments—Generally” has occurred on or before the conversion date for such conversion, but an adjustment to the conversion rate for such event has not yet become effective as of such conversion date;

•	the consideration due upon such conversion includes any whole shares of our common stock; and

•	such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, we will, without duplication, give effect to such adjustment on such conversion date, and, for the avoidance of doubt, such shares will not be entitled to participate in such event. In such case, if the date we are otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then we will delay the settlement of such conversion until the second business day after such first date.

Stockholder Rights Plans

If any shares of our common stock are to be issued upon conversion of any note and, at the time of such conversion, we have in effect any stockholder rights plan, then the holder of that note will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from our common stock at such time, in which case, and only in such case, the conversion rate will be adjusted pursuant to the provisions described above in paragraph (3)(a) under the caption “—Conversion Rate Adjustments—Generally” on account of such separation as if, at the time of such separation, we had made a distribution of the type referred to in such paragraph to all holders of our common stock, subject to readjustment as described above if such rights expire, terminate or are redeemed. We currently do not have a stockholder rights plan in effect.

Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change

Generally

If a make-whole fundamental change occurs and the conversion date for the conversion of a note occurs during the related “make-whole fundamental change conversion period” (as defined below under the caption “—Definitions”), then, subject to the provisions described below, the conversion rate applicable to such conversion will be increased by a number of shares (the “additional shares”) set forth in the table below corresponding (after interpolation as described below) to the “make-whole fundamental change effective date”

(as defined below under the caption “—Definitions”) and the “stock price” (as defined below under the caption “—Definitions”) of such make-whole fundamental change:

Stock Price
Make-Whole Fundamental Change Effective Date	$	$	$	$	$	$	$	$
May , 2020
May 1, 2021
May 1, 2022
May 1, 2023
May 1, 2024
May 1, 2025

If such make-whole fundamental change effective date or stock price is not set forth in the table above, then:

•

if such stock price is between two stock prices in the table above or the make-whole fundamental change effective date is between two make-whole fundamental change effective dates in the table above, then the number of additional shares will be determined by a straight-line interpolation between the numbers of additional shares set forth for the higher and lower stock prices in the table above and/or the earlier and later make-whole fundamental change effective dates in the table above, based on a 365- or 366-day year, as applicable; and

•

if the stock price is greater than $                 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above are adjusted, as described below under the caption “—Adjustment of Stock Prices and Number of Additional Shares”), or less than $                (subject to adjustment in the same manner), per share, then no additional shares will be added to the conversion rate.

Notwithstanding anything to the contrary, in no event will the conversion rate be increased to an amount that exceeds                  shares of our common stock per $1,000 principal amount of notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the conversion rate is required to be adjusted pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally.”

Adjustment of Stock Prices and Number of Additional Shares

The stock prices in the first row (i.e., the column headers) of the table above will be adjusted at the same time and for the same events for which, the conversion rate is adjusted as a result of the operation of the provisions described above under the caption “—Conversion Rate Adjustments—Generally.” The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The numbers of additional shares in the table above will be adjusted in the same manner as, and at the same time and for the same events for which, the conversion rate is adjusted pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally.”

Notice of Make-Whole Fundamental Change

We will notify noteholders, the trustee and the conversion agent of each make-whole fundamental change no later than the third business day after the effective date of such make-whole fundamental change.

Enforceability

Our obligation to increase the conversion rate as described above in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

Effect of Common Stock Change Event

Generally

If there occurs any:

•

recapitalization, reclassification or change of our common stock, other than (x) changes solely resulting from a subdivision or combination of our common stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

•	consolidation, merger, combination or binding share exchange involving us; or

•	sale, lease or other transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person,

and, as a result of which, our common stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “common stock change event,” and such other securities, cash or property, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such common stock change event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, notwithstanding anything to the contrary,

•

from and after the effective time of such common stock change event, (i) the consideration due upon conversion of any note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “—Conversion Rights” section (or in any related definitions) were instead a reference to the same number of reference property units; (ii) for purposes of the redemption provisions described above under the caption “—Optional Redemption,” each reference to any number of shares of our common stock in such provisions (or in any related definitions) will instead be deemed to be a reference to the same number of reference property units; (iii) for purposes of the definition of “fundamental change” and “make-whole fundamental change,” (x) the terms “common stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such reference property; and (y) references to us will be deemed to be references to the entity that is the issuer of such common equity; and (iv) we will settle interest make-whole payments, if applicable, solely in cash (regardless of whether we had elected to settle interest make-whole payments in cash);

•

if such reference property unit consists entirely of cash, then we will pay the cash due in respect of all conversions whose conversion date occurs on or after the effective date of such common stock change event together with an interest make-whole payment, if applicable, as described under “—Interest Make-Whole Payment,” which we will settle solely in cash (regardless of whether we had elected to settle interest make-whole payments in cash) no later than the second business day after such conversion date; and

•

for these purposes, (i) the daily VWAP of any reference property unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (ii) the daily VWAP of any reference property unit or portion thereof that does not consist of a class of common equity securities, and the last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities, will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the reference property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the reference property unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of our common stock, by the holders of our common stock. We will notify the noteholders, the trustee and the conversion agent of such weighted average as soon as practicable after such determination is made.

We will not become a party to any common stock change event unless its terms are consistent with the provisions described under this “—Effect of Common Stock Change Event” caption.

Execution of Supplemental Indenture

At or before the effective time of the common stock change event, we and the resulting, surviving or transferee person (if not us) of such common stock change event (the “successor person”) will execute and deliver to the trustee a supplemental indenture that gives effect to the provisions described above and that contains such other provisions as we reasonably determine are appropriate to preserve the economic interests of the noteholders. If such reference property includes, in whole or in part, any stock or other securities, then such supplemental indenture will, to the extent applicable, provide for subsequent adjustments to the conversion rate in a manner consistent with the provisions described above. In addition, if the reference property includes, in whole or part, shares of stock or other securities or assets (other than cash or cash equivalents) of a person other than the successor person, then such other person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions we reasonably determine are appropriate to preserve the economic interests of noteholders.

Notice of Common Stock Change Event

No later than the third business day after the effective date of each common stock change event, we will notify the noteholders, the trustee and the conversion agent of such common stock change event, including a brief description of the event, its effective date and a brief description of the anticipated change in the conversion right of the notes.

Equitable Adjustments to Prices

Whenever the indenture requires us to calculate the average of the last reported sale prices, or any function thereof, over a span of multiple days (including to calculate the stock price or an adjustment to the conversion rate), we will make proportionate adjustments to those calculations account for any adjustment to the conversion rate pursuant to paragraph (1) above under the caption “—Conversion Rights—Conversion Rate Adjustments—Generally” that becomes effective, or any event requiring such an adjustment to the conversion rate where the record date or effective date, as applicable, of such event occurs, at any time during the period over which such average is to be calculated.

Fundamental Change Permits Noteholders to Require Us to Repurchase Notes

Generally

If a fundamental change occurs, then each noteholder will have the right (the “fundamental change repurchase right”) to require us to repurchase its notes (or any portion thereof in an authorized denomination) for cash on a date (the “fundamental change repurchase date”) of our choosing, which must be a business day that is no more than 35, nor less than 20, business days after the date we send the related fundamental change notice, as described below.

The repurchase price (the “fundamental change repurchase price”) for a note tendered for repurchase will be the principal amount of such note plus accrued and unpaid interest on such note to, but excluding, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a regular record date and on or before the next interest payment date, then (i) the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and (ii) the fundamental change repurchase price will not include accrued and unpaid interest on such note to, but excluding, the fundamental change repurchase date.

Notwithstanding anything to the contrary above, we may not repurchase any notes if the principal amount of the notes has been accelerated and such acceleration has not been rescinded on or before the fundamental change repurchase date (except in the case of an acceleration resulting solely from a default by us in the payment of the related fundamental change repurchase price and any related interest described above on the fundamental change repurchase date).

Notice of Fundamental Change

On or before the 20th calendar day after the occurrence of a fundamental change, we will send to each noteholder and the trustee notice of such fundamental change containing certain information set forth in the indenture, including the fundamental change repurchase date, the fundamental change repurchase price and the procedures noteholders must follow to tender their notes for repurchase.

Procedures to Exercise the Fundamental Change Repurchase Right

To exercise its fundamental change repurchase right with respect to a note, the holder thereof must deliver a notice (a “fundamental change repurchase notice”) to the paying agent before the close of business on the business day immediately before the related fundamental change repurchase date (or such later time as may be required by law).

The fundamental change repurchase notice must contain certain information set forth in the indenture, including the certificate number of any physical notes to be repurchased, or must otherwise comply with the depositary procedures in the case of a global note.

A noteholder that has delivered a fundamental change repurchase notice with respect to a note may withdraw that notice by delivering a withdrawal notice to the paying agent at any time before the close of business on the business day immediately before the fundamental change repurchase date. The withdrawal notice must contain certain information set forth in the indenture, including the certificate number of any physical notes with respect to which the withdrawal notice is being delivered, or must otherwise comply with the depositary procedures in the case of a global note.

Notes to be repurchased must be delivered to the paying agent (in the case of certificated notes) or the depositary procedures must be complied with (in the case of global notes) for the holder of those notes to be entitled to receive the fundamental change repurchase price.

Repurchase by Third Party

Notwithstanding anything to the contrary described above, we will be deemed to satisfy our obligations to repurchase notes pursuant to the provisions described above if (i) one or more third parties conduct the repurchase offer and repurchase tendered notes in a manner that would have satisfied our obligations to do the same if conducted directly by us; and (ii) an owner of a beneficial interest in the notes would not receive a lesser amount (as a result of taxes, additional expenses or for any other reason) than such owner would have received had we repurchased the notes.

No Repurchase Right in Certain Circumstances

Notwithstanding anything to the contrary, we will not be required to send a fundamental change notice, or offer to repurchase or repurchase any notes, as described above, in connection with a fundamental change occurring pursuant to clause (ii)(2) (or pursuant to clause (i) that also constitutes a fundamental change occurring pursuant to clause (ii)(2)) of the definition thereof, if:

•	such fundamental change constitutes a common stock change event for which the reference property consists entirely of cash in U.S. dollars;

•

immediately after such fundamental change, the notes become convertible (pursuant to the provisions described above under the captions “—Conversion Rights—Effect of Common Stock Change Event” and, if applicable, “—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change”) into such cash in an amount per $1,000 principal amount of notes that equals or exceeds the fundamental change repurchase price per $1,000 principal amount of notes (calculated assuming that the same includes accrued interest to, but excluding, the latest possible fundamental change repurchase date for such fundamental change); and

•

we timely send the notice relating to such fundamental change required pursuant the provisions described above under the caption “—Conversion Rights—When the Notes May Be Converted—Conversion upon Specified Corporate Events—Certain Corporate Events.”

We refer to any fundamental change with respect to which, in accordance with the provision described above, we do not offer to repurchase any notes as an “exempted fundamental change.”

Compliance with Securities Laws

We will comply in all material respects with all federal and state securities laws in connection with a repurchase following a fundamental change (including complying with the tender offer rules under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such repurchase in the manner described above. However, to the extent that the provisions of any securities laws or regulations adopted after the date on which the notes are first issued conflict with the provisions of the indenture relating to our obligations to purchase the notes upon a fundamental change, we will comply with such applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

Consolidation, Merger and Asset Sale

For purposes of the notes, the description below under this section titled “—Consolidation, Merger and Asset Sale” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Consolidation, Merger or Sale.”

We will not consolidate with or merge with or into, or (directly, or indirectly through one or more of our subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of us and our subsidiaries, taken as a whole, to another person (other than any such sale, lease or transfer to one or more of our “wholly owned subsidiaries” (as defined below under the caption “—Definitions”) not effected by means of a consolidation or merger) (a “business combination event”), unless:

•

the resulting, surviving or transferee person is us or, if not us, is a corporation (the “successor corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the trustee, at or before the effective time of such business combination event, a supplemental indenture) all of our obligations under the indenture and the notes; and

•	immediately after giving effect to such business combination event, no default or event of default will have occurred and be continuing.

At the effective time of a business combination event that complies with the provisions described above, the successor corporation (if not us) will succeed to, and may exercise every right and power of, us under the indenture and the notes, and, except in the case of a lease, the predecessor company will be discharged from its obligations under the indenture and the notes.

The definition of “business combination event” includes a reference to “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions described above would apply to a sale, lease or transfer of less than all of our and our subsidiaries’ assets.

Events of Default

For purposes of the notes, the description below under this section titled “—Events of Default” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Events of Default under the Indenture.”

Generally

An “event of default” means the occurrence of any of the following:

(1)

a default in the payment when due (whether at maturity, upon redemption, repurchase upon fundamental change or otherwise) of the principal of, or the redemption price or fundamental change repurchase price for, any note;

(2)	a default for 30 days in the payment when due of interest on any note;

(3)	our failure to deliver, when required by the indenture, a fundamental change notice or a notice pursuant to the provisions described above under the caption “Notice of Make-Whole Fundamental Change”;

(4)

a default in our obligation to convert a note, including the payment or delivery of any applicable interest make-whole payment, in accordance with the indenture upon the exercise of the conversion right with respect thereto and such failure continues for three business days;

(5)	a default in our obligations described above under the caption “—Consolidation, Merger and Asset Sale”;

(6)

a default in any of our obligations or agreements under the indenture or the notes (other than a default set forth in paragraphs (1), (2), (3), (4) or (5) above) where such default is not cured or waived within 60 days after notice to us by the trustee, or to us and the trustee by holders of at least 25% of the aggregate principal amount of notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “notice of default”;

(7)

a default by us or any of our “significant subsidiaries” (as defined below under the caption “—Definitions”) with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $20,000,000 (or its foreign currency equivalent) in the aggregate of us or any of our significant subsidiaries, whether such indebtedness exists as of the date we first issue the notes or is thereafter created, where such default:

•

constitutes a failure to pay the principal of, premium or interest on, any of such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; or

•	results in such indebtedness becoming or being declared due and payable before its stated maturity (an “acceleration”),

and, in either case, such acceleration has not been rescinded or annulled or such failure to pay or default is not cured or waived, or such indebtedness is not paid or discharged in full, within 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% of the aggregate principal amount of notes then outstanding;

(8)

one or more final judgments being rendered against us or any of our significant subsidiaries for the payment of at least $20,000,000 (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), where such judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal the same has expired, if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished; and

(9)	certain events of bankruptcy, insolvency and reorganization with respect to us or any of our significant subsidiaries.

Acceleration

If an event of default described in paragraph (9) above occurs with respect to us (and not solely with respect to a significant subsidiary of ours), then the principal amount of, and all accrued and unpaid interest on, all of the notes then outstanding will immediately become due and payable without any further action or notice by any person. If an event of default (other than an event of default described in paragraph (9) above with respect to us and not solely with respect to a significant subsidiary of ours) occurs and is continuing, then, except as described below under the caption “—Special Interest as Sole Remedy for Certain Reporting Defaults,” the trustee, by notice to us, or noteholders of at least 25% of the aggregate principal amount of notes then outstanding, by notice to us and the trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the notes then outstanding to become due and payable immediately.

Noteholders of a majority in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may, on behalf of all noteholders, rescind any acceleration of the notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing events of default (except the non-payment of principal of, or interest on, the notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereto.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), then the court could disallow recovery of any such portion.

Waiver of Past Defaults

An event of default pursuant to paragraph (1), (2), (4) or (6) above (that, in the case of paragraph (6) only, results from a default under any covenant that cannot be amended without the consent of each affected noteholder), and a default that could lead to such an event of default, can be waived only with the consent of each affected noteholder. Each other default or event of default may be waived, on behalf of all noteholders, by noteholders of a majority in aggregate principal amount of the notes then outstanding.

Notice of Defaults

If a default or event of default occurs, then, within 30 days after an officer (as defined in the indenture) of ours obtains knowledge of the occurrence thereof, we will notify the trustee, setting forth what action we are taking or propose to take with respect thereto, except that we are not required to deliver such notice if such default or event of default has been cured. We must also provide the trustee, within 120 days after the end of each fiscal year, a certificate as to whether the signer thereof knows of any default or event of default under the indenture (1) that occurred during the previous year and (2) of which we did not previously make the trustee aware pursuant to the applicable notice requirements described in the immediately preceding sentence. If a default or event of default occurs and is continuing and is actually known to a responsible officer of the trustee, then the trustee must notify the noteholders of the same within 90 days after it occurs or, if it is not known to the trustee at such time, promptly (and in any event within 30 days) after it becomes actually known to a responsible officer of the trustee. However, except in the case of a default or event of default in the payment of the principal of, or interest on, any note, the trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the noteholders.

Limitation on Suits; Absolute Rights of Noteholders

Except with respect to the rights referred to below, no noteholder may pursue any remedy with respect to the indenture or the notes, unless:

•	such noteholder has previously delivered to the trustee notice that an event of default is continuing;

•	noteholders of at least 25% in aggregate principal amount of the notes then outstanding deliver a written request to the trustee to pursue such remedy;

•

such noteholder(s) offer and, if requested, provide to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense to the trustee that may result from the trustee’s following such request;

•	the trustee does not comply with such request within 60 calendar days after its receipt of such request and such offer of security or indemnity; and

•

during such 60 calendar day period, noteholders of a majority in aggregate principal amount of the notes then outstanding do not deliver to the trustee a direction that is inconsistent with such request.

However, notwithstanding anything to the contrary, the right of each holder of a note to receive payment or delivery, as applicable, of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the consideration due upon conversion of, such note on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment or delivery on or after such respective due dates, will not be impaired or affected without the consent of such holder.

Noteholders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law, the indenture or the notes, or that, subject to the terms of the indenture, the trustee determines may be unduly prejudicial to the rights of other noteholders or may involve the trustee in liability (it being understood that the trustee does not have an affirmative obligation to determine whether any direction is prejudicial to any noteholder).

Special Interest as Sole Remedy for Certain Reporting Defaults

Notwithstanding anything to the contrary described above, we may elect that the sole remedy for any event of default (a “reporting event of default”) pursuant to paragraph (6) above arising from our failure to comply with our obligations described below under the caption “—Exchange Act Reports” (including our obligations under Section 314(a)(1) of the Trust Indenture Act) will, for each of the first 360 calendar days on which a reporting event of default has occurred and is continuing, consist exclusively of the accrual of special interest on the notes. If we have made such an election, then (i) the notes will be subject to acceleration as described above on account of the relevant reporting event of default from, and including, the 361st calendar day on which a reporting event of default has occurred and is continuing or if we fail to pay any accrued and unpaid special interest when due; and (ii) special interest will cease to accrue on any notes from, and including, the earlier of (x) the date such event of default is cured or waived and (y) such 361st calendar day.

Any special interest that accrues on a note will be payable on the same dates and in the same manner as the stated interest on such note and will accrue at a rate per annum equal to 0.25% of the principal amount thereof for the first 180 days on which special interest accrues and, thereafter, at a rate per annum equal to 0.50% of the principal amount thereof from the 181st day to, and including, the 360th day on which special interest accrues. However, in no event will special interest accrue on any day on a note at a rate per annum that exceeds 0.50%, regardless of the number of events or circumstances giving rise to the accrual of special interest. For the avoidance of doubt, any special interest that accrues on a note will be in addition to the stated interest that accrues on such note.

To make the election to pay special interest as described above, we must provide notice of such election to noteholders and the trustee before the date on which each reporting event of default first occurs. The notice will also, among other things, briefly describe the periods during which and rate at which special interest will accrue and the circumstances under which the notes will be subject to acceleration on account of such reporting event of default.

Modification and Amendment

For purposes of the notes, the description below under this section titled “—Modification and Amendment” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Modification of Indenture; Waiver.”

We and the trustee may, with the consent of holders of a majority in aggregate principal amount of the notes then outstanding, amend or supplement the indenture or the notes or waive compliance with any provision of the indenture or the notes. However, without the consent of each affected noteholder, no amendment or supplement to the indenture or the notes, or waiver of any provision of the indenture or the notes, may:

•	reduce the principal, or extend the stated maturity, of any note;

•	reduce the redemption price or fundamental change repurchase price for any note or change the times at which, or the circumstances under which, the notes may or will be redeemed or repurchased by us;

•	reduce the rate, or extend the time for the payment, of interest on any note;

•	make any change that adversely affects the conversion rights of any note including with respect to an interest make-whole payment;

•

impair the absolute rights of any holder of a note to receive payment or delivery, as applicable, of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the consideration due upon conversion of (including any interest make-whole payment, if applicable), such note on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment or delivery on or after such due dates;

•	change the ranking of the notes;

•	make any note payable in money, or at a place of payment, other than that stated in the indenture or the note;

•	reduce the amount of notes whose holders must consent to any amendment, supplement, waiver or other modification; or

•	make any direct or indirect change to any amendment, supplement, waiver or modification provision of the indenture or the notes that requires the consent of each affected noteholder.

For the avoidance of doubt, pursuant to the first four bullet points above, no amendment or supplement to the indenture or the notes, or waiver of any provision of the indenture or the notes, may change the amount or type of consideration due on any note (whether on an interest payment date, redemption date, fundamental change repurchase date or the maturity date or upon conversion, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected noteholder.

Notwithstanding anything to the contrary above, we and the trustee may amend or supplement the indenture or the notes without the consent of any noteholder to:

•	cure any ambiguity or correct any omission, defect or inconsistency in the indenture or the notes;

•	add guarantees with respect to our obligations under the indenture or the notes;

•	secure the notes;

•	add to our covenants or events of default for the benefit of noteholders or surrender any right or power conferred on us;

•

provide for the assumption of our obligations under the indenture and the notes pursuant to, and in compliance with, the provisions described above under the caption “—Consolidation, Merger and Asset Sale”;

•

enter into supplemental indentures pursuant to, and in accordance with, the provisions described above under the caption “—Conversion Rights—Effect of Common Stock Change Event” in connection with a common stock change event;

•

irrevocably elect to settle interest make-whole payments with cash or shares of our common stock (together with cash in lieu of any fractional share); provided, however, that no such election will affect any interest make-whole payment settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above under the caption “—Interest Make-Whole Payment”;

•

evidence or provide for the acceptance of the appointment of a successor trustee, security registrar, paying agent, bid solicitation agent or conversion agent or facilitate the administration of the trusts under the indenture by more than one trustee;

•	conform the provisions of the indenture and the notes to this “Description of Notes” section, as supplemented by the related pricing term sheet;

•	provide for or confirm the issuance of additional notes pursuant to the indenture;

•	increase the conversion rate as provided in the indenture;

•	comply with any requirement of the SEC in connection with effecting or maintaining the qualification of the indenture or any supplemental indenture under the Trust Indenture Act, as then in effect;

•

provide for any transfer restrictions that apply to any notes issued under the indenture (other than the notes to be issued in this offering) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act;

•	comply with the rules of the securities depositary for the notes in a manner that does not adversely affect the rights of any holder; or

•

make any other change to the indenture or the notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of noteholders, as such, in any material respect.

Exchange Act Reports

We will send to the trustee copies of all reports that we are required to file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within 15 calendar days after the date that we are required to so file or furnish the same (after giving effect to all applicable grace periods under the Exchange Act). However, we need not send to the trustee any material for which we have received, or are seeking in good faith and have not been denied, confidential treatment by the SEC. Any report that we file with or furnish to the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to noteholders at the time such report is so filed or furnished via the EDGAR system (or such successor). Delivery of reports to the trustee under the indenture is for informational purposes only and the trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein, including our compliance with any of our covenants under the indenture (as to which the trustee is entitled to rely exclusively on an officer’s certificate).

We will also comply with our other obligations under Section 314(a)(1) of the Trust Indenture Act.

Discharge

For purposes of the notes, the description below under this section titled “—Discharge” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Discharge.”

Subject to the terms of the indenture, our obligations under the indenture with respect to the notes (except for certain surviving rights of the trustee and our obligations with respect thereto) will be discharged if we deliver all outstanding notes to the trustee for cancellation, or if all outstanding notes have become due and payable (including upon conversion, if the consideration due upon such conversion has been determined) and we have irrevocably deposited with the trustee, or caused to be delivered to noteholders, sufficient cash or other consideration to satisfy all such amounts that have become due and payable.

Calculations

Except as otherwise provided in the indenture, we will be responsible for making all calculations called for under the indenture or the notes, including determinations of the last reported sale price, the daily conversion value, the daily cash amount, the daily share amount, accrued interest on the notes, any additional interest due on the notes, any interest make-whole payment and the conversion rate. We will make all calculations in good faith, and, absent manifest error, our calculations will be final and binding on all noteholders. We will provide a schedule of our calculations to the trustee and the conversion agent, and we will promptly forward a copy of each such schedule to any noteholder upon written request. Neither the trustee nor the conversion agent will have any responsibility for making any calculations under the indenture.

Trustee

For purposes of the notes, the description below under this section titled “—Trustee” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Information Concerning the Trustee.”

The trustee under the indenture is Wilmington Trust, National Association. The trustee assumes no responsibility for the accuracy or completeness of the information contained in this prospectus supplement or the related documents. Neither the trustee nor the conversion agent has any duty to determine whether the conditions to convertibility of the notes have been met or whether and to what extent any of the conditions requiring a change to the conversion consideration have been met.

Notices

We will send all notices or communications to noteholders pursuant to the indenture in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the noteholders’ respective addresses shown on the register for the notes. However, in the case of global notes, we are permitted to send notices or communications to noteholders pursuant to the depositary procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such noteholders in writing.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or stockholder of ours, as such, will have any liability for any obligations of ours under the indenture or the notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any note, each noteholder will be deemed to waive and release all such liability, and such waiver and release are part of the consideration for the issuance of the notes.

Governing Law; Waiver of Jury Trial

For purposes of the notes, the description below under this section titled “—Governing Law; Waiver of Jury Trial” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Governing Law.”

The indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the state of New York. The indenture will provide that we, the trustee and the noteholders (by accepting the notes) will irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or the transactions contemplated by the indenture or the notes.

Submission to Jurisdiction

Any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated by the indenture may be instituted in the federal courts of the United States of America located in the Borough of Manhattan, City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “specified courts”), and each party will be deemed to irrevocably submit to the exclusive jurisdiction of those courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to any party’s address as provided in the indenture will be effective service of process for any such suit, action or proceeding brought in any such court. Each of us, the trustee and each noteholder (by its acceptance of any note) will be deemed to irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the specified courts and to irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Definitions

“Board of directors” means our board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity.

“Close of business” means 5:00 p.m., New York City time.

“Conversion price” means, as of any time, an amount equal to (i) $1,000 divided by (ii) the conversion rate in effect at such time.

“Conversion rate” initially means                shares of our common stock per $1,000 principal amount of notes, which amount is subject to adjustment as described above under the caption “—Conversion Rights.” Whenever in this prospectus supplement we refer to the conversion rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the conversion rate immediately after the close of business on such date.

“Daily VWAP” means, for any VWAP trading day, the per share volume-weighted average price of our common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “INSG <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or, if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm we select, which may include the underwriter). The daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Depositary procedures” means, with respect to any transfer, exchange or transaction involving a global note or any beneficial interest therein, the rules and procedures of the depositary applicable to such transfer, exchange or transaction.

“DTC” means The Depository Trust Company.

“Ex-dividend date” means, with respect to an issuance, dividend or distribution on our common stock, the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fundamental change” means any of the following events:

(i)

a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than us, any of our wholly owned subsidiaries or any employee benefit plans of ours or any of our wholly owned subsidiaries, has become and has filed any report with the SEC that discloses that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of our common stock representing more than 50% of the voting power of all of our then-outstanding common stock; provided, however, that, for these purposes, no “person” or “group” will be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;

(ii)

the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person, other than solely to one or more of our wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of our common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than changes resulting solely from a subdivision or combination, or a change in par value, of our common stock); provided, however, that any merger, consolidation, share exchange or combination of us pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of our common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a fundamental change pursuant to this clause (ii);

(iii)	our stockholders approve any plan or proposal for our liquidation or dissolution; or

(iv)	our common stock ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors);

provided, however, that a transaction or event described in clause (i) or (ii) above will not constitute a fundamental change if at least 90% of the consideration received or to be received by the holders of our common stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock (exclusive of depositary receipts representing shares of common stock) listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a common stock change event whose reference property consists of such consideration. For purposes of this definition of “fundamental change” above, any transaction that constitutes a fundamental change pursuant to both clauses (i) and (ii) above (without regard to the proviso in clause (ii) above) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso).

For the purposes of this definition, whether a person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act, subject to the proviso to clause (i) above

“Holder” and “noteholder” mean a person in whose name a note is registered in the register for the notes.

“Last reported sale price” of our common stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of our common stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is then listed. If our common stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of our common stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted on such trading day, then the last reported sale price will be the average of the mid-point of the last bid price and the last ask price per share of our common stock on such trading day from each of at least three nationally recognized independent investment banking firms we select, which may include the underwriter. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

“Make-whole fundamental change” means a fundamental change (determined after giving effect to the proviso immediately after clause (iv) of the definition thereof, but without regard to the proviso to clause (ii)(2) of such definition).

“Make-whole fundamental change conversion period” means the period from, and including, the make-whole fundamental change effective date of such make-whole fundamental change to, and including, the 35th trading day after such make-whole fundamental change effective date (or, if such make-whole fundamental change also constitutes a fundamental change (other than an exempted fundamental change), to, and including, the business day immediately before the related fundamental change repurchase date).

“Make-whole fundamental change effective date” means the date on which such make-whole fundamental change occurs or becomes effective.

“Market disruption event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which our common stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

“Maturity date” means May 1, 2025.

“Open of business” means 9:00 a.m., New York City time.

“Person” means any individual, corporation, partnership, limited liability company (or series thereof), joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”

“Scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, then “scheduled trading day” means a business day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant subsidiary” of any person means any subsidiary of that person that constitutes, or any group of subsidiaries of that person that, in the aggregate, would constitute, a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that person.

“Stock price” has the following meaning for any make-whole fundamental change: (i) if the holders of our common stock receive only cash in consideration for their shares of common stock in such make-whole fundamental change and such make-whole fundamental change is pursuant to clause (ii) of the definition of “fundamental change,” then the stock price is the amount of cash paid per share of our common stock in such make-whole fundamental change; and (ii) in all other cases, the stock price is the average of the last reported sale prices per share of common stock for the five consecutive trading days ending on, and including, the trading day immediately before the make-whole fundamental change effective date of such make-whole fundamental change.

“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Trading day” means any day on which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded; and (ii) there is no “market disruption event” (as defined above in this “—Definitions” section). If our common stock is not so listed or traded, then “trading day” means a business day.

“VWAP market disruption event” means, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which our common stock is then listed, or, if our common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP trading day” means a day on which (i) there is no VWAP market disruption event; and (ii) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“Wholly owned subsidiary” of a person means any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person or one or more wholly owned subsidiaries of such person.

Book Entry, Settlement and Clearance

Global Notes

The notes will be initially issued in the form of one or more notes registered in the name of Cede & Co., as nominee of DTC, without interest coupons (the “global notes”), and will be deposited with the trustee as custodian for DTC.

Only persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants may own beneficial interests in a global note. We expect that, under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•

ownership of beneficial interests in a global note will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Book-Entry Procedures for Global Notes

All interests in a global note will be subject to the operations and procedures of DTC. Accordingly, you must allow for sufficient time in order to comply with those operations and procedures if you wish to exercise any of your rights with respect to the notes. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of us, the trustee or any of the underwriter (or our or their agents) will be responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriter), banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s book-entry system is also available to other “indirect participants,” such as banks, brokers, dealers and trust companies, who directly or indirectly clear through or maintain a custodial relationship with a DTC participant. Purchasers of notes who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a noteholder under the indenture.

Payments on any global notes will be made to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee (nor our or its agents) will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

A global note will be exchanged, pursuant to customary procedures, for one or more physical notes only if:

•

DTC notifies us or the trustee that it is unwilling or unable to continue as depositary for such global note or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, we fail to appoint a successor depositary within 90 days of such notice or cessation;

•

an event of default has occurred and is continuing and we, the trustee or the registrar has received a written request from DTC, or from a holder of a beneficial interest in such global note, to exchange such global note or beneficial interest, as applicable, for one or more physical notes; or

•	we, in our sole discretion, permit the exchange of any beneficial interest in such global note for one or more physical notes at the request of the owner of such beneficial interest.

Notwithstanding the foregoing, the Participating Stockholder notes may initially be issued in certificated form.

DESCRIPTION OF OTHER INDEBTEDNESS

Long-Term Debt

Term Loan

On August 23, 2017, Inseego and the Guarantors, entered into the Credit Agreement with Cantor Fitzgerald Securities, as administrative agent and collateral agent, and certain lenders, as Lenders. Pursuant to the Credit Agreement, the Lenders provided us with a term loan in the principal amount of $48.0 million (the “Term Loan”), with a maturity date of August 23, 2020 (the “Maturity Date”). In conjunction with the closing of the Term Loan, we received proceeds of $46.9 million, $35.0 million of which was funded to us in cash on the closing date, net of approximately $1.1 million related to an original issue discount and commitment fee, and the remaining $11.9 million of which was funded through our repurchase and cancellation of approximately $14.9 million of the 2022 Notes. Additionally, in conjunction with the closing of the Term Loan, we issued 2,000,000 shares of our common stock to the Lenders with a market value of approximately $2.3 million, accrued an exit fee of approximately $0.6 million and paid issuance costs of approximately $0.5 million.

The Term Loan is secured by a first priority lien on substantially all of the assets of Inseego and the Guarantors, including equity interests in certain of our direct and indirect subsidiaries, in each case subject to certain customary exceptions and permitted liens. The Credit Agreement includes customary representations and warranties, a material adverse change clause, as well as customary reporting and financial covenants, including a restriction on the level of capital expenditures. We obtained waivers of the capital expenditure restriction from the Lenders during the year ended December 31, 2019. As a result of the waivers, as of December 31, 2019, we were in compliance with all financial covenants under the Credit Agreement. On March 9, 2020, Inseego entered into an amendment to the Credit Agreement (the “Second Credit Agreement Amendment”), which among other things, amended certain financial covenants set forth therein and permits the use of our Series E Preferred Stock to make certain payments, including interest payments, due thereunder. Pursuant to the terms of the Second Credit Agreement Amendment, if we elect to voluntarily prepay more than a permitted amount of the Term Loan (the “Permitted Payment Amount”), we are required to pay all accrued interest on the amount of principal prepaid plus a loan payment fee consisting of both a prepayment fee (the “Prepayment Fee”) and an exit fee (the “Exit Fee”). The Prepayment Fee and the Exit Fee are equal to 2% and 1.5%, respectively, of the amount of principal prepaid less the Permitted Payment Amount. As of December 31, 2019, the remaining Permitted Payment Amount was $9.5 million. The Second Credit Agreement Amendment provides that, if no event of default is occurring or has occurred under the Term Loan at the time of any such prepayment, both the Prepayment Fee and the Exit Fee will be paid in shares of our Series E Preferred Stock (together with cash in lieu of any fractional share, if applicable). However, we have agreed with the Lenders that such amounts will be paid in cash with the proceeds from this offering.

On March 10, 2020, we entered into a letter agreement with South Ocean, the Lender and holder of the aggregate principal amount currently outstanding under the Credit Agreement, which provides: (i) that Inseego and South Ocean will work together, in good faith, to reach an agreement to amend or refinance the Credit Agreement in order to extend the maturity of the Credit Agreement until a date after March 15, 2021; and (ii) should an agreement not be reached to amend or refinance the Credit Agreement prior to August 23, 2020, upon our request, the maturity date of the Credit Agreement will be extended to no earlier than March 15, 2021.

The Term Loan bears interest at a rate per annum equal to the three-month LIBOR, but in no event less than 1.00%, plus 7.625% (9.749% at September 30, 2019). Interest on the Term Loan is payable on the last business day of each calendar month and on the Maturity Date. As of December 31, 2019, four months of interest due to related parties, totaling $1.3 million, was deferred and is included in accrued expenses and other current liabilities on the condensed consolidated balance sheet appearing in our Form 10-K for the year ended December 31, 2019. On March 31, 2020, Inseego issued 2,330 shares of Series E Preferred Stock to South Ocean in satisfaction of certain deferred interest obligations pursuant to the terms and conditions of the Credit Agreement. Principal on the Term Loan is payable on the Maturity Date.

Related parties currently hold 100% of the principal amount of the Term Loan.

Convertible Senior Notes

On June 10, 2015, Novatel Wireless issued $120.0 million of Novatel Wireless Notes which were governed by the terms of an indenture, dated June 10, 2015, between Novatel Wireless, as issuer, Inseego and Wilmington Trust, National Association, as trustee, as amended by certain supplemental indentures.

On January 9, 2017, in connection with the settlement of an exchange offer and consent solicitation with respect to the Novatel Wireless Notes, Inseego issued the 2022 Notes. The 2022 Notes were issued in exchange for approximately $119.8 million aggregate principal amount of outstanding Novatel Wireless Notes that were validly tendered and accepted for exchange and subsequently canceled. The 2022 Notes are governed by the terms of the indenture, dated as of January 9, 2017 (the “2017 Indenture”), by and between Inseego and the trustee. The 2022 Notes are senior unsecured obligations of Inseego and bear interest at a rate of 5.50% per year, payable semi-annually in arrears on June 15 and December 15 of each year.

The exchange of the Novatel Wireless Notes for the 2022 Notes was treated as a debt modification in accordance with applicable FASB guidance and Inseego recognized $3.6 million as an additional component of debt discount and additional paid-in capital attributed to the increase in the fair value of the embedded conversion feature of the 2022 Notes before and after modification.

The 2022 Notes will mature on June 15, 2022, unless earlier converted, redeemed or repurchased. Subject to the terms of the 2017 Indenture, the 2022 Notes will be convertible into cash, shares of our common stock, or a combination thereof, at our election, at an initial conversion rate of 212.7660 shares of our common stock per $1,000 principal amount of the 2022 Notes, which corresponds to an initial conversion price of $4.70 per share of our common stock. The conversion rate is subject to adjustment from time to time upon the occurrence of certain events, including, but not limited to, the issuance of stock dividends and payment of cash dividends. Under certain limited circumstances which are described in the 2017 Indenture, holders may convert their 2022 Notes prior to the close of business on the business day immediately preceding December 15, 2021. On or after December 15, 2021, the holders may convert any of their 2022 Notes at any time prior to the close of business on the business day immediately preceding the maturity date.

On August 23, 2017, in connection with the Credit Agreement described above, Inseego and certain of the Lenders entered into a note purchase agreement pursuant to which Inseego repurchased approximately $14.9 million of the 2022 Notes from such Lenders in exchange for $11.9 million deemed to have been loaned to Inseego pursuant to the Credit Agreement and the accrued and unpaid interest on such notes.

The 2022 Notes are subject to repurchase by Inseego at the option of the holders on June 15, 2020 unless earlier converted. On March 6, 2020, the holders of substantially all of the outstanding indebtedness under the 2022 Notes agreed to waive their optional right to require Inseego to repurchase the notes on June 15, 2020.

On March 3, 2020, Inseego and the Wilmington Trust, National Association, as trustee, entered into a First Supplemental Indenture which eliminated certain covenants prohibiting the incurrence of certain indebtedness and certain restricted payments.

Exchange of 2022 Notes

During the first quarter of 2020, Inseego exchanged $59.9 million of outstanding 2022 Notes for 13,688,876 shares of our common stock and $250,000 of outstanding Novatel Wireless Notes for 50,000 shares of our common stock. As of March 31, 2020, there were $45.0 million of outstanding 2022 Notes and no outstanding Novatel Wireless Notes, and substantially all of the outstanding principal amount under the 2022 Notes was held by related parties.

Each of the Participating Stockholders has agreed to exchange the 2022 Notes that they currently hold (representing an aggregate of $44,618,000 principal amount of 2022 Notes) for an aggregate of $        million in cash and $75,000,000 principal amount of    % convertible senior notes due 2025 in the Private Exchange Transactions. The Participating Stockholder notes will constitute part of the same series as the notes offered hereby, may initially be issued in certificated form, will initially not be fungible with the notes offered hereby (and will initially have a separate CUSIP number) and will be subject to certain transfer restrictions that are not applicable to the notes offered hereby. In particular, the Participating Stockholder notes will not become freely transferable until twelve months following their sale by the Participating Stockholders to a non-affiliate of ours unless sold in a transaction registered under the Securities Act or pursuant to Rule 144 under the Securities Act. This offering is not conditioned upon the closing of the Private Exchange Transactions, but the Private Exchange Transactions are conditioned upon the closing of this offering. Pursuant to the terms of a registration rights agreement to be entered into between us and the Participating Stockholders, we will agree to file a registration statement with the SEC, promptly following the closing date of the Private Exchange Transactions, in order to effect a registration for resale by the Participating Stockholders of the Participating Stockholder notes and any shares of common stock issuable upon conversion of the Participating Stockholder notes.

Short-Term Borrowings

DigiCore Secured Banking Facility

DigiCore has a secured banking facility with Absa Bank Limited in South Africa, which had a maximum borrowing capacity of $1.0 million as of December 31, 2019. The facility bears interest at the South Africa prime interest rate less 0.10% (9.90% as of December 31, 2019) and is subject to renewal annually. As of December 31, 2019, $0.2 million remained outstanding under this facility.

DigiCore Secured Overdraft Facility

DigiCore has a secured overdraft facility with Grindrod Bank Limited in South Africa, which had a maximum borrowing capacity of $0.3 million as of December 31, 2019. The facility bears interest at the South Africa prime interest rate plus 1.00% (11.00% as of December 31, 2019), requires monthly interest and, in certain instances, minimum principal payments. The facility is subject to renewal annually. As of December 31, 2019, $21.0 thousand remained outstanding under this facility.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations of the purchase, ownership, conversion and disposition of the notes, and the holding and disposition of any shares of our common stock issuable upon conversion of the notes, but does not purport to be a complete analysis of all potential U.S. federal income tax aspects and does not address the effects of any state, local, alternative minimum, estate, gift or non-U.S. tax laws. This summary is based upon provisions of the Code, Treasury Regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations, and all of which could result in U.S. federal income tax considerations different from those described below. No rulings from the Internal Revenue Service (the “IRS”) have been or are expected to be sought with respect to the matters discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership, conversion or disposition of the notes, and the holding and disposition of any shares of our common stock issuable upon conversion of the notes or that any such position would not be sustained.

This discussion does not address any specific U.S. federal income tax considerations that might be relevant to a holder of notes or our common stock in light of such holder’s particular facts or circumstances or to holders subject to special treatment under the U.S. federal income tax laws, including:

•	a dealer in securities;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•

a person holding the notes or our common stock as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell notes or our common stock under the constructive sale provisions of the Code;

•	a trader in securities that has elected the mark-to-market method of accounting for securities;

•	an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes, and investors in such entities;

•	a U.S. person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a U.S. expatriate; or

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code.

In addition, this discussion is limited to persons who purchase the notes for cash at original issue and at their “issue price” (generally, the first price at which a substantial amount of the notes are sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

If a partnership holds the notes or shares of our common stock issuable upon conversion of the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the notes or such shares of our common stock should consult its own tax advisors.

Prospective investors considering the purchase of notes should consult their own tax advisors concerning the particular U.S. federal income tax consequences to them of the ownership of the notes or shares of our common stock in light of their specific situation, as well as the consequences to them arising under any state, local, foreign or other tax laws, including gift and estate tax laws and any applicable tax treaty.

U.S. Holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note or share of our common stock received upon conversion of a note that is, for U.S. federal income tax purposes, one of the following:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (including an entity taxable as a corporation) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount. Accordingly, payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

If, however, the notes’ principal amount exceeds the issue price by at least a de minimis amount, as determined under applicable Treasury regulations, a U.S. holder will be required to include such excess of principal amount over issue price in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Additional Interest

As described under the headings “Description of Notes—Events of Default,” we may be required to pay additional interest on the notes in certain circumstances. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the anticipated remote possibility of such additional payments. Assuming such position is respected, any additional interest paid to a U.S. holder would be taxable as additional ordinary income when received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. However, the IRS may take a position contrary to our position, which could materially and adversely affect the timing and character of income received as additional interest. In addition, as described under the headings “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change” and “Description of Notes—Interest Make-Whole Payment,” upon certain conversions of the notes, we may pay additional shares or cash in certain circumstances. Due to a lack of relevant authority regarding the treatment of such payments, in particular the interest make-whole payment, the applicability of the Treasury Regulations governing contingent payment debt instrument is uncertain. While not free from doubt, we intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of payment of these additional shares or cash, based in part on the fact that the payments will be made only to holders who are converting their notes under certain circumstances and as a result are most appropriately treated as a change in conversion rate. Depending upon the circumstances, such additional payments, if made in the form of additional shares, may be taxed as deemed dividends as described under “—Constructive Distribution.”

Sale, Exchange, or Other Taxable Disposition of Notes

Except as provided below under “—Conversion of Notes,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, or other taxable disposition of a note, equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) and the U.S. holder’s adjusted U.S. federal income tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be its cost for that note. Any such gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Conversion of Notes

A U.S. holder will generally not recognize any gain or loss upon conversion of a note solely for our common stock, except to the extent of cash received in lieu of a fractional share (which will be treated as if such fractional share had been received and then sold in a sale treated as described above under “—Sale, Exchange, or Other Taxable Disposition of Notes”) and except to the extent of the fair market value of our common stock received with respect to accrued interest (which will be taxable as described above under “—Payments of Interest” to the extent not previously included in income).

As described under the heading “Description of Notes—Interest Make-Whole Payment,” it is possible a U.S. holder might receive additional amounts in connection with a conversion of a note, which could be payable in the form of cash or shares. If such additional amounts were paid in the form of cash, then a U.S. holder could receive a combination of cash and shares of our common stock upon such conversion. A U.S. holder who receives a combination of cash and our common stock in exchange for notes upon conversion will recognize gain, but not loss, in an amount equal to the excess of the fair market value of the our common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as described above under “—Payments of Interest” to the extent not previously included in income) over the U.S. holder’s tax basis in the note, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share). The tax consequences of the conversion of a note into a combination of cash and shares are not entirely clear, and treatment of such a conversion different from what is described above is possible. For example, the conversion of a note into cash and our common stock may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the note. U.S. holders should consult their tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion or repurchase, including any alternative treatments.

A U.S. holder’s tax basis in shares of our common stock received upon a conversion (including any fractional share deemed to be received by the U.S. holder, but excluding our common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the tax basis in the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share).

A U.S. holder’s holding period for shares of our common stock received in a conversion will include the period during which the U.S. holder held the notes, except that the holding period of any of our common stock received with respect to accrued interest will commence on the day after the date of receipt.

The tax rules regarding the treatment of amounts received as a result of the increase in the conversion rate for conversions in connection with a make-whole fundamental change are unclear. Except to the extent attributable to accrued interest (as noted above), we do not intend to treat the balance of any such amounts as additional interest. As a result, we strongly encourage you to consult with your tax advisor concerning the potential tax treatment of such a payment.

Constructive Distribution

The conversion rate of the notes will be adjusted in certain circumstances, including upon the payment of certain cash dividends. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Certain adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the beneficial owners of the notes, however, will generally not be considered to result in a deemed distribution. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, upon the payments of cash dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder may be deemed to have received a distribution because of such adjustments, even though it has not received any cash or property. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a U.S. holder’s proportionate interest could be treated as a deemed taxable dividend. Other increases in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a make-whole fundamental change or the payment of additional shares to holders who convert their notes received as an interest-make-whole payment upon certain conversions) may, depending on the circumstances, be a deemed distribution. Any deemed distribution would be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code (as described below under “—Common Stock”). However, it is unclear whether a constructive dividend deemed paid to an individual U.S. holder would be eligible for the lower applicable long-term capital gains rates or whether corporate U.S. holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends.

Common Stock

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, for individual U.S. holders, such dividends currently are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. For corporate U.S. holders, dividends received may be eligible for the dividends-received deduction, subject to applicable limitations.

Upon the sale or exchange or other taxable disposition of our common stock (including certain redemptions), a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in our common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in our common stock is more than one year at the time of the taxable disposition. The deductibility of capital losses is subject to certain limits under the Code.

Net Investment Income Tax

Certain U.S. holders who are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, payments of interest and dividends on and capital gains from the sale, exchange, redemption, retirement or other taxable disposition of notes and our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on our common stock (including constructive distributions on the notes treated as dividends), and to the proceeds of a sale or other disposition of the notes or our common stock, unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to IRS.

Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner (other than a partnership) of a note or share of our common stock received upon conversion of a note that is not a U.S. holder as defined above.

Payments of Interest

Under the “portfolio interest exemption” rules, interest paid to a non-U.S. holder will not be subject to U.S. federal income or withholding tax, subject to certain exceptions discussed below, provided that:

•	such holder does not actually (or constructively) own 10% or more of the total combined voting power of all of our stock entitled to vote;

•	such holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

•	such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•	such interest is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S., subject to the provisions of an applicable income tax treaty; and

•	we, or our paying agent, receive appropriate documentation (generally an IRS Form W-8BEN or W-8BEN-E) establishing that the non-U.S. holder is not a U.S. person.

Subject to the discussion in the following paragraph, a non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or a reduced treaty rate) on payments of interest on the notes.

If interest on the notes is effectively connected with the conduct by a non-U.S. holder of a trade or business within the U.S., subject to the provisions of an applicable income tax treaty, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

We may be required to make additional payments to holders of the notes under the circumstances described under the headings “Description of Notes—Events of Default” and “Description of Notes—Interest Make-Whole Payment.” For a discussion of the impact of additional payments on the notes, see the discussion under “U.S. Holders—Additional Interest.” It is possible that certain of such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. We will determine if any withholding is required if and when any such amounts become payable. Non-U.S. holders should consult their own tax advisors as to the tax considerations that relate to the potential additional interest payments.

Conversion of the Notes

Upon conversion of a note for our common stock, a non-U.S. holder generally will not recognize any income, gain or loss on the conversion, except with respect to any cash received in lieu of a fractional share of our common stock (which will be treated as if such fractional share had been received and then sold and the sale will be treated as described under “—Sale, Exchange, Conversion or Other Disposition of Notes or Shares of Common Stock” below) and with respect to any common stock received attributable to accrued interest (which will be treated as described under “—Payments of Interest” above). As described under the heading “Description of Notes—Interest Make-Whole Payment,” it is possible a holder might receive additional amounts in connection with a conversion of a note, which could be payable in the form of cash or shares. If such additional amounts were paid in the form of cash, then such holder could receive a combination of cash and shares of our common stock upon such conversion. The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is not entirely certain. You should consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and our common stock.

Dividends and Constructive Dividends

Subject to certain exceptions discussed below, any dividends paid to a non-U.S. holder with respect to shares of our common stock (including any deemed dividends described above under “—U.S. Holders—Constructive Distribution”) will be subject to withholding tax at a 30% rate (or lower applicable treaty rate). Because any constructive dividend a non-U.S. holder is deemed to receive would not give rise to any cash from which any applicable withholding tax could be satisfied, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, interest payments, cash or shares of our common stock otherwise due on conversion, dividends, or sales proceeds subsequently paid or credited to the non-U.S. holder. In order to obtain a reduced rate of withholding under an applicable treaty, a non-U.S. holder will be required to provide an IRS Form W-8BEN or IRS Form W-8BEN-E certifying its entitlement to benefits under such treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment. Instead, the effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate).

Sale, Exchange, Conversion or Other Disposition of Notes or Shares of Common Stock

Subject to certain exceptions discussed below, any gain realized by a non-U.S. holder on the sale, exchange, conversion, or other disposition of a note or shares of our common stock generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the U.S., subject to the provisions of an applicable income tax treaty;

•

such non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of such sale, exchange, retirement, conversion, or other disposition and certain other conditions are met; or

•

in the case of our common stock, we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period and the five-year period ending on the date of such sale, exchange, conversion or other disposition.

Except to the extent that an applicable income tax treaty provides otherwise, a non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate).

A non-U.S. holder described in the second bullet point above will generally be subject to a flat 30% tax on the gain derived from the disposition of the notes or our common stock, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the U.S.

We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Any stock that a non-U.S. holder receives on the sale, exchange, conversion or other disposition of a note that is attributable to accrued interest will not be treated as described above, but will instead generally be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of Interest.”

Information Reporting and Backup Withholding

The amount of interest and dividends paid (including dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments will be reported to a non-U.S. holder and the IRS. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides, under the provisions of an applicable income tax treaty.

Unless a non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or our common stock, and the non-U.S. holder may be subject to backup withholding on payments on the notes or our common stock or on the proceeds from a sale or other disposition of the notes or our common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non- U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Withholding on Foreign Accounts

Legislation known as the Foreign Account Tax Compliance Act and guidance issued thereunder (“FATCA”), imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities (including financial intermediaries). FATCA imposes a 30% withholding tax on certain payments of interest, dividends, or gross proceeds from the sale or other disposition of our common stock or notes paid to a foreign financial institution or to certain non-financial foreign entities unless certain certification, information reporting and other specified requirements are met or an exemption applies. FATCA withholding is currently in effect with respect to payments of interest on the notes and payments of dividends on our common stock. Prospective investors should consult their tax advisors regarding FATCA. Recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of stock or notes; taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                 , 2020, we have agreed to sell to the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated is acting as representative, the following respective principal amounts of the notes:

Underwriter	Principal Amount
Stifel, Nicolaus & Company, Incorporated	$

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased, other than those notes covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

We expect to grant to the underwriters an option, exercisable from time to time within up to 30 days of the date of this prospectus (subject to certain limitations), to purchase on a pro rata basis up to $15,000,000 aggregate principal amount of additional notes at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the notes.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of up to     % of the principal amount per note. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation we will pay to the underwriters.

	Per Note				Total
	Without Over-allotment		With Over-allotment		Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us		%		%	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $500,000. We have agreed to reimburse the underwriters for their reasonable out-of-pocket expenses related to the fees and expenses of their outside legal counsel incurred in connection with this offering, which expenses shall not exceed $25,000 without our prior written approval, and in an amount of up to $5,000 for expenses relating to the compliance of this offering with the rules of the Financial Industry Regulatory Authority, Inc. In accordance with FINRA Rule 5110, these reimbursements are deemed underwriting compensation for this offering.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

Without the prior written consent of Stifel, Nicolaus & Company, Incorporated, we will not, during the period ending 90 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, pledge, hypothecate or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•	enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the our common stock; or

•	file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock,

whether any such transaction described in the first two bullet points above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•

the grant of options to purchase shares of our common stock, restricted shares, restricted stock units or other equity incentive awards pursuant to our existing employee benefit plans or the issuance of shares of our common stock upon the exercise of any option or the settlement or vesting of any other equity incentive award issued pursuant to our existing employee benefit plans (or the filing of a registration statement on Form S-8 to register shares of our common stock issuable under such plans);

•

the grant of equity incentive awards to newly hired employees, including granting inducement grant awards (or the filing of a registration statement on Form S-8 to register shares of our common stock issuable under such awards);

•	the issuance by us of shares of our common stock upon the exercise of a warrant or the conversion, exchange or redemption of a security outstanding on the date of this prospectus;

•	the issuance by us of shares of our common stock in an amount up to 10% of our outstanding shares as of the date of this prospectus in connection with a merger, acquisition or other transaction;

•	the Private Exchange Transactions (or the filing of a registration statement to register the Participating Stockholder notes and any shares of common stock issuable upon conversion thereof); or

•	the issuance by us of shares of our common stock pursuant to any pre-existing contractual obligation identified in the registration statement relating to the offering.

Our directors and executive officers have agreed that, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, and subject to certain exceptions, including the transactions contemplated by the Private Exchange Transactions, they will not, during the period ending 90 days after the date of this prospectus, offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position,” grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock, whether any such aforementioned transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

In addition, each such person agrees that, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, it will not, during the period ending 90 days after the date of this prospectus, request, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the notes over-allotted by the underwriters is not greater than the principal amount of the notes that they may purchase in the over-allotment option. In a naked short position, the principal amount of the notes involved is greater than the principal amount of the notes in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing notes in the open market.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. If the underwriters sell more notes than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate securities to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have in the past and may in the future engage in investment banking or other transactions of a financial nature with us, including the provision of certain advisory services and the making of loans to us and our affiliates, for which they have received or will receive customary compensation.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no notes have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation (as defined below), except that offers of notes may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any notes being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters relating to the notes offered hereby will be passed upon for us by Paul Hastings LLP, San Diego, California. The underwriters are being represented by Goodwin Procter LLP, New York, New York, in connection with the offering.

EXPERTS

The consolidated financial statements of Inseego Corp. appearing in Inseego Corp.’s Annual Reports on Form 10-K for the years ended December 31, 2019 and 2018 and Inseego Corp.’s internal control over financial reporting as of December 31, 2019, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Marcum LLP pertaining to such financial statements and our internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Inseego Corp. You may also access our reports and proxy statements free of charge at our Internet website, http://www.inseego.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in this prospectus supplement.

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to the securities offered herein. This prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. We hereby incorporate by reference the following information or documents into this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 16, 2020 and Amendment No. 1 thereto filed with the SEC on April 29, 2020;

•

our Current Reports on Form 8-K filed with the SEC on January 17, 2020, January 21, 2020, January  28, 2020, January 29, 2020, February 26, 2020, March 9, 2020, March  10, 2020, March  11, 2020 (other than information furnished under Item 2.02 and exhibits related to such item) and April 6, 2020; and

•

the description of our Common Stock contained in the registration statement on Form 8-A filed with the SEC on September  29, 2000, including any amendments or reports filed for the purpose of updating such description, as amended by the current report on Form 8-K12G3, dated November 9, 2016.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering as to which this prospectus supplement relates. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to each person, including any beneficial owner, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Inseego Corp., Attention: Shareholder Services, 9710 Scranton Road, Suite 200, San Diego, California 92121, telephone (858) 812-3400.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may offer and sell, from time to time in one or more offerings, any combination of the securities identified above, either individually or in units combining two or more of the securities identified above. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of our securities.

The securities offered by this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 7 of this prospectus and contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

Our common stock is traded on The Nasdaq Global Select Market under the trading symbol “INSG”. On May 6, 2020, the last reported sale price of our common stock on The Nasdaq Global Select Market was $11.70 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The Nasdaq Global Select Market or any securities market or other exchange of the securities, if any, covered by the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2020.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may, from time to time, offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities and that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in a prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains estimates and other information concerning our target markets that are based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations and you are cautioned not to give undue weight to this information. Please read the section of this prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These and other factors could cause actual results to differ materially from those expressed in these publications, surveys and forecasts.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our common stock, preferred stock, debt securities, warrants or units, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you decide whether to purchase our securities, you should read this entire prospectus, the applicable prospectus supplement and any related free-writing prospectus carefully, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, the terms “Inseego,” “the Company,” “we,” “us” and “our” in this prospectus refer to Inseego Corp.

Inseego Corp.

Overview

Inseego is a leader in the design and development of fixed and mobile wireless solutions (advanced 4G and 5G New Radio (“5GNR”)), Internet of Things (“IoT”), Industrial IoT (“IIoT”) and cloud solutions for large enterprise verticals, service providers and small and medium-sized businesses around the globe. Our product portfolio consists of fixed and mobile device-to-cloud solutions that provide compelling, intelligent, reliable and secure end-to-end IoT services with deep business intelligence. Inseego’s products and solutions power mission critical applications with a “zero unscheduled downtime” mandate, such as our 5G fixed wireless access (“FWA”) gateway solutions, 4G and 5G mobile broadband, IIoT applications such as SD WAN failover management, asset tracking and fleet management services. Our solutions are powered by our key wireless innovations in mobile and FWA technologies, including a suite of products employing the 5GNR standards and purpose-built Software as a Service (“SaaS”), cloud platforms.

We have been at the forefront of the ways in which the world stays connected and accesses information, and protects, and derives intelligence from that information. With multiple first-to-market innovations across a number of wireless technologies, including 5G, and a strong and growing portfolio of hardware and software innovations for IIoT solutions, Inseego has been advancing technology and driving industry transformations for over 30 years. It is this proven expertise, commitment to quality, obsession with innovation and a relentless focus on execution that makes us a preferred global partner of service providers, distributors, value-added resellers, system integrators, and enterprises worldwide.

Corporate Information

Inseego is a Delaware corporation formed in 2016 and is the successor to Novatel Wireless, Inc., a Delaware corporation formed in 1996, resulting from an internal reorganization that was completed in November 2016. Our principal executive office is located at 12600 Deerfield Parkway, Suite 100, Alpharetta, Georgia 30004, our corporate offices are located at 9710 Scranton Road, Suite 200, San Diego, California 92121, and our sales and engineering offices are located throughout the world. Our general telephone number is (858) 812-3400. Inseego common stock trades on The Nasdaq Global Select Market under the trading symbol “INSG”.

We maintain an Internet website at www.inseego.com. We have included our website address in this prospectus solely as an inactive textual reference. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

Risks Associated with our Business

Our business is subject to numerous risks, as described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

THE SECURITIES WE MAY OFFER

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. We may also offer common stock, preferred stock and/or debt securities upon the exercise of warrants. This prospectus provides you with a general description of the securities we may so offer. Each time we offer a type or series of securities under this prospectus, the terms of such securities may differ from the terms we have summarized below and we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important U.S. federal income tax considerations.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add to, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents, underwriters or dealers, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents, underwriters or dealers, we will include in the applicable prospectus supplement:

•	the names of those agents, underwriters or dealers;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment or other options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the rights of any outstanding shares of our preferred stock, shares of common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors (the “Board”) out of funds legally available for the payment of dividends. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our amended and restated certificate of incorporation (as amended, our “Certificate of Incorporation”), our Board has the authority, without further action by stockholders, to designate up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. 150,000 shares of preferred stock have been designated as Series D Preferred Stock, and, as of the date hereof, no shares of Series D Preferred Stock are issued or outstanding. 39,500 shares have been designated as Series E Fixed-Rate Cumulative Perpetual Preferred Stock, and, as of the date hereof, 37,330 shares of Series E Fixed-Rate Cumulative Perpetual Preferred Stock are issued and outstanding.

If we sell any series of preferred stock under this prospectus, we will fix the designations, powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior secured, senior unsecured or subordinated debt or as senior secured, senior unsecured or subordinated convertible debt. The senior unsecured debt securities will rank equally with any other unsecured or unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior debt. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

Any debt securities issued under this prospectus will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities under “Description of Debt Securities.” We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. We have filed a form of senior indenture and a form of subordinated indenture as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered.

We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units. We may issue, in one or more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. In this prospectus, we have summarized certain general features of the units under “Description of Units.” We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the complete unit agreement, if any, that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement, if any, and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We may evidence each series of units by unit certificates. Units may also be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents, including our most recent annual report on Form 10-K, any subsequent quarterly reports on Form 10-Q, any subsequent current reports on Form 8-K, and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is incorporated by reference into this prospectus. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries.

You should read this prospectus and the documents incorporated herein by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I—Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 16, 2020, and elsewhere in the other documents incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

TRADE NAMES, TRADEMARKS AND SERVICE MARKS

“Inseego”, the Inseego logo, “DigiCore”, “Novatel Wireless”, the Novatel Wireless logo, “MiFi”, “MiFi Intelligent Mobile Hotspot”, “Ctrack”, the Ctrack logo, “Inseego North America”, and “Skyus” are trademarks or registered trademarks of Inseego and its subsidiaries. Other trademarks, trade names or service marks used in this prospectus are the property of their respective owners.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered by us pursuant to this prospectus for general corporate purposes, including, among other things, working capital requirements and potential repayment of indebtedness that may be outstanding at the time of any offering under this prospectus. We may also use a portion of the net proceeds to acquire or invest in businesses, services, technologies, product candidates or other intellectual property that are complementary to our own, although we have no present commitments or agreements to do so. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the uses described herein, we expect to invest the net proceeds in demand deposit accounts or short-term, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the material terms of our capital stock, as well as certain provisions of our Certificate of Incorporation and our amended and restated bylaws (as amended, our “Bylaws”). For more detailed information, you should refer to the full text of our Certificate of Incorporation and our Bylaws.

Authorized and Outstanding Capital Stock

As of the date of this prospectus, our authorized capital stock consists of 152,000,000 shares. Those shares consist of 150,000,000 shares designated as common stock, $0.001 par value per share (the “Common Stock”), and 2,000,000 shares designated as preferred stock, $0.001 par value per share (the “Preferred Stock”). The Preferred Stock is issuable in one or more series designated by the Board, of which 150,000 shares have been designated as Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), and of which 39,500 shares have been designated as Series E Fixed-Rate Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”). As of May 1, 2020, there were 96,222,460 shares of Common Stock and 37,330 shares of Series E Preferred Stock issued and outstanding.

Common Stock

Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board out of funds legally available for that purpose. Currently, we are not paying dividends. Pursuant to our Certificate of Incorporation, holders of our Common Stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law. Holders of our Common Stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of our Common Stock, upon the liquidation, dissolution or winding up of the Company, are entitled to share equally and ratably in the assets of the Company. The outstanding shares of our Common Stock are fully paid and non-assessable, and all shares of Common Stock offered by this prospectus, or issuable upon conversion or exercise of securities, will, when issued, be validly issued and fully paid and non-assessable. The rights, preferences and privileges of holders of our Common Stock are subject to the rights, preferences and privileges of any series of Preferred Stock that we have issued or may issue in the future.

Each share of Common Stock includes Series D Preferred Stock purchase rights (the “Rights”) pursuant to the rights agreement, dated as of January 22, 2018, between Inseego and the rights agent named therein (as amended, the “Rights Agreement”). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock. The Rights have no value except as reflected in the market price of the shares of the Common Stock to which they are attached, and can be transferred only with the shares of our Common Stock to which they are attached.

Preferred Stock

Our Certificate of Incorporation provides that we may issue shares of Preferred Stock from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. Our Board may, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock, which may have the effect of decreasing the market price of our Common Stock. The ability of our Board to issue Preferred Stock without stockholder approval could have anti-takeover effects, including by delaying, deferring or preventing a change of control or the removal of our existing management.

Series D Preferred Stock

Our Series D Preferred Stock is reserved for issuance in connection with the Rights outstanding under our Rights Agreement. The Series D Preferred Stock will not be redeemable at the option of the holders thereof. Each share of Series D Preferred Stock will be entitled to receive quarterly dividends when, as and if declared by the Board, out of funds legally available for such purpose, equal to 1,000 times the aggregate of all dividends declared per share of Common Stock since the immediately preceding quarterly dividend payment date. In the event of our liquidation, the holders of Series D Preferred Stock will be entitled to an aggregate payment equal to 1,000 times the payment made per share of Common Stock, plus any accrued and unpaid dividends. Each share of Series D Preferred Stock shall be entitled to 1,000 votes, voting together with the shares of Common Stock, on any matter submitted to a vote of our stockholders. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series D Preferred Stock will be exchanged for 1,000 times the amount of consideration into which each share of Common Stock is exchanged. Because of the nature of the Series D Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth share of Series D Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock. The Series D Preferred Stock would rank junior to any other series of our Preferred Stock. There are currently no shares of Series D Preferred Stock issued and outstanding.

Series E Preferred Stock

Each share of Series E Preferred Stock entitles the holder thereof to receive, when, as and if declared by the Board out of assets legally available therefor, cumulative cash dividends at an annual rate of 9.00% payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2019. If dividends are not declared and paid in any quarter, or if such dividends are declared but holders of the Series E Preferred Stock elect not to receive them in cash, the quarterly dividend will be deemed to accrue and will be added to the Series E Base Amount. The Series E Preferred Stock has no voting rights unless otherwise required by law. The Series E Preferred Stock is perpetual and has no maturity date. However, Inseego may, at its option, redeem shares of the Series E Preferred Stock, in whole or in part, on or after July 1, 2022, at a price equal to 110% of the Series E Base Amount plus (without duplication) any accrued and unpaid dividends. The “Series E Base Amount” means $1,000 per share, plus any accrued but unpaid dividends, whether or not declared by our Board, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock. In the event of a liquidation, dissolution or winding up of Inseego, the holders of the Series E Preferred Stock will be entitled to receive, after satisfaction of liabilities to creditors and subject to the rights of holders of any senior securities, but before any distribution of assets is made to holders of Common Stock or any other junior securities, the Series E Base Amount plus (without duplication) any accrued and unpaid dividends.

The description of certain provisions of the Preferred Stock set forth in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation and the certificate of designations relating to each series of Preferred Stock. The applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) will describe the specific terms of any series of Preferred Stock being offered which may include:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any redemption, repayment or sinking fund provisions;

•

any dividend rate or rates, whether the dividend rate is fixed or variable, the date dividends accrue, the dates on which any those dividends will be payable (or the method by which those rates or dates will be determined), and whether dividends will be cumulative;

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies (including composite currencies) in which the Preferred Stock is denominated and in which payments will or may be payable;

•	the method by which amounts in respect of that series of Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to that calculation;

•	whether such series of Preferred Stock is convertible and, if so, the securities or rights into which it is convertible, and the terms and conditions upon which those conversions will be effected;

•	the place or places where dividends and other payments on that series of Preferred Stock will be payable;

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions; and

•	a discussion of material U.S. federal income tax consequences, if any.

All shares of Preferred Stock offered by this prospectus, or issuable upon conversion or exercise of securities, will, when issued, be validly issued and fully paid and non-assessable.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of Preferred Stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that Preferred Stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-Takeover Effects of Some Provisions of Delaware Law

Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make the acquisition of Inseego through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Inseego to first negotiate with our Board. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•

the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•

upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, the Company has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Inseego.

Anti-Takeover Effects of Our Charter Documents

Our Certificate of Incorporation provides for our Board to be divided into three classes serving staggered terms. Approximately one-third of the Board will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Inseego and could increase the likelihood that incumbent directors will retain their positions.

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of our stockholders, including proposed nominations of persons for election to the Board. Among other requirements, the advance notice provisions provide that (i) a stockholder must provide to the secretary of Inseego timely notice (generally 90-120 days prior to the one-year anniversary of the previous year’s annual meeting of stockholders) of any business, including director nominations, proposed to be brought before the annual or special meeting, which notice must conform to the substantive requirements set forth in the Bylaws, (ii) a stockholder must deliver certain information regarding the person(s) making the proposal, and in the case of any nominee for election to our Board, information regarding such nominee, in each case as set forth in the Bylaws, and (iii) any nominee for election to our Board must provide both an executed questionnaire regarding his or her background, qualifications, stock ownership and independence, and an executed representation agreement regarding voting commitments, indemnification or similar arrangements and compliance with policies applicable to members of our Board. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Inseego.

Our Bylaws provide that our Board, our chairperson of the Board, or our chief executive officer may call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our Board by calling a special meeting of stockholders prior to such time as a majority of the Board believed the matter should be considered or until the next annual meeting provided that the requestor met the notice and other requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our Board also could be delayed until the next annual meeting.

Our Certificate of Incorporation provides that our Bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

Our Board is expressly authorized to adopt, amend or repeal our Bylaws. This provision may not be repealed, amended or altered in any respect without the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

Our Certificate of Incorporation does not allow stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder of the requisite number of shares of our capital stock would not be able to amend our Bylaws or remove directors without holding a stockholders’ meeting. The holder would have to obtain the consent of a majority of our Board, our chairman of the Board, or our chief executive officer to call a stockholders’ meeting and satisfy the notice periods determined by our Board.

Anti-Takeover Effects of Our Rights Agreement

On January 22, 2018, Inseego entered into a Rights Agreement with Computershare Trust Company, N.A., a federally chartered trust company, as rights agent. In connection with the Rights Agreement, the Board authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding and has authorized the issuance of one Right with respect to each share of Common Stock that is issued and becomes outstanding until the earlier of the Distribution Date and the Expiration Date (each as defined in the Rights Agreement). Prior to exercise, the Rights do not give their holders any rights as stockholders of Inseego, including any dividend, voting or liquidation rights. The Rights trade only with the shares of Common Stock to which they are attached. A complete description and terms of the Rights are set forth in the Rights Agreement.

The Rights are not exercisable until the Distribution Date. Until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Upon the Distribution Date, the Rights may be transferred separately from the Common Stock, and each Right, other than Rights held by an Acquiring Person (as defined below), will entitle its holder to purchase from Inseego one one-thousandth of a share of Series D Preferred Stock, at a purchase price of $10.00 per one one-thousandth of a share of Series D Preferred Stock, subject to adjustment (the “Purchase Price”). An “Acquiring Person” is any person or group of affiliated or associated persons that has acquired or has the ability to acquire direct or indirect beneficial ownership of 4.9% or more of Inseego’s Common Stock then-outstanding, subject to certain exceptions.

If any person becomes an Acquiring Person, each holder of Rights (other than Rights owned by an Acquiring Person, which shall have become void), will thereafter have the right to receive, upon exercise thereof, that number shares of Common Stock having a market value equal to two times the Purchase Price.

If, at any time after a person becomes an Acquiring Person, Inseego is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current Purchase Price of the Right, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value equal to two times the Purchase Price.

At any time after any person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the Common Stock then-outstanding, the Board may exchange the Rights (other than

Rights owned by an Acquiring Person, which shall have become void), at an exchange ratio of one share of Common Stock per Right, subject to adjustment.

The Rights will expire on the earliest of (i) the close of business on January 22, 2021, (ii) the time at which the Rights are redeemed, and (iii) the time at which the Rights are exchanged.

At any time before any person becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate.

The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. However, from and after such time as any person becomes an Acquiring Person, the Rights Agreement shall not be amended or supplemented in any manner which would adversely affect the interests of the holders of Rights (other than Rights which have become null and void).

The Rights have anti-takeover effects. If the Rights are exercised, shares of Series D Preferred Stock will be issued, which will cause significant dilution to an Acquiring Person that attempts to acquire us on terms not approved by our Board. The Rights should not interfere with any merger or other business combination approved by our Board since the Rights may be amended to permit such acquisition or redeemed by us at $0.0001 per Right at any time prior to the time that a person or group becomes an Acquiring Person.

Listing

Our Common Stock trades on The Nasdaq Global Select Market under the trading symbol “INSG”. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The Nasdaq Global Select Market or any securities market or other exchange of the securities covered by such prospectus supplement.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock and related rights to purchase Series D Preferred Stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (877) 290-2245.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We will issue the subordinated debt securities under a subordinated indenture that we will enter into with a trustee to be named in the subordinated indenture, a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. Supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Unless the context requires otherwise, whenever we refer to the indenture, we are referring to the senior indenture and any supplemental indentures that specify the terms of a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the covenant applicable to any consolidation, merger or sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount of the debt securities of that series that may be issued;’

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•

if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•

the interest rate or rates, which may be fixed or variable, or the method for determining the rate or rates and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•

the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than minimum denominations of $1,000 or any integral multiple in excess thereof;

•

any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

•

whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for certificated securities, and the depositary for such global security or securities;

•

if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•

additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•

the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any, and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our Common Stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Common Stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•

if we fail to pay any installment of interest on that series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•

if we fail to pay the principal of, or premium, if any, on that series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•

if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under the indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered, and if requested, provided, indemnity or security satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holders is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•

such holders have offered, and if requested, provided, to the trustee indemnity or security satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

•

the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer or request of indemnity.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•

to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the rights of any holder of debt securities of any series in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee;

•

to conform the text of the indenture, any supplemental indentures thereto and any forms of debt securities issued thereunder to the corresponding description of the debt securities contained in the applicable prospectus or prospectus supplement; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate, reimburse and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in minimum denominations of $1,000 or any integral multiple in excess thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series in global form can exchange the debt securities for other debt securities of the same series in definitive form, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional security registrars or transfer agents or rescind the designation of any security registrar or transfer agent or approve a change in the office through which any security registrar or transfer agent acts, except that we will be required to maintain a security registrar and a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under the indenture, undertakes to perform only those duties as are specifically set forth in the indenture. Upon an event of default under the indenture, the trustee must use the same degree of care as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the rights or powers given to it by the indenture at the request of any holder of debt securities unless it is offered, and if requested, provided security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agent(s) designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We may at any time rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to applicable abandoned property law, all money we pay to a paying agent or the trustee for the payment of the principal of, or any premium or interest on, any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Common Stock, Preferred Stock and/or debt securities in one or more series. We may issue warrants independently or together with Common Stock, Preferred Stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase Common Stock or Preferred Stock, the number of shares of Common Stock or Preferred Stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Unless we otherwise indicate in the applicable prospectus supplement, before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase Common Stock or Preferred Stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the specified time on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent or the Company, as applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of Common Stock, Preferred Stock, debt securities and/or warrants for the purchase of Common Stock, Preferred Stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement, if any, that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement, if any, and any supplemental agreements applicable to a particular series of units, if any. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement, if any, and any supplemental agreements that contain the terms of the units.

General

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued, if any, may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of any governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under the headings “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any Common Stock, Preferred Stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent, if any, will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement, if any, or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent, if any, or the holder of any other unit, enforce by appropriate legal action its rights as a holder under any security included in the unit.

Title

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See the section entitled “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we, or any applicable trustee or depositary, will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we, or any applicable trustee or depositary, will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not legal holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or any third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with its participants or customers or by law, to pass such payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the legal holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section titled “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and such event of default has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and neither the Company nor any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time pursuant to underwritten public offerings, direct sales to the public, “at the market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell such securities to or through underwriters or dealers, through agents or directly to one or more purchasers. We may distribute such securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time we offer and sell securities, we will provide a prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) that will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters or agents, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment or other options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement applicable to such offering will be underwriters of the securities offered by such prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment or other option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement naming the underwriter.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers from certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than Common Stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any such activities at any time.

Any underwriters that are qualified market makers on The Nasdaq Global Select Market may engage in passive market making transactions in the Common Stock on The Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Paul Hastings LLP, San Diego, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Inseego Corp. appearing in Inseego Corp.’s Annual Reports on Form 10-K for the years ended December 31, 2019 and 2018 and Inseego Corp.’s internal control over financial reporting as of December 31, 2019, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Marcum LLP pertaining to such financial statements and our internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Available Information

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Internet website.

You should rely only on information in this prospectus or incorporated by reference herein. We have not authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Inseego. You may also access our reports and proxy statements free of charge at our Internet website, http://www.inseego.com.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We hereby incorporate by reference the following information or documents into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 16, 2020, and the amendment thereto filed on Form 10-K/A on April 29, 2020;

•

our Current Reports on Form 8-K filed with the SEC on January 17, 2020, January 21, 2020, January  28, 2020, January 29, 2020, February 26, 2020, March 9, 2020, March  10, 2020, March  11, 2020 (other than information furnished under Item 2.02 and exhibits related to such items) and April 6, 2020; and

•

the description of our Common Stock contained in the registration statement on Form 8-A filed with the SEC on September  29, 2000, including any amendments or reports filed for the purpose of updating such description, as amended by the current report on Form 8-K12G3, dated November 9, 2016.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to each person, including any beneficial owner, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Inseego Corp., Attention: Shareholder Services, 9710 Scranton Road, Suite 200, San Diego, CA 92121, telephone (858) 812-3400.

$100,000,000

    % Convertible Senior Notes due 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 2020

Sole Book-Running Manager

Stifel